EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

AQUILA, INC.,

GREAT PLAINS ENERGY INCORPORATED,

GREGORY ACQUISITION CORP.

and

BLACK HILLS CORPORATION

Dated as of February 6, 2007

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1	Definitions	1
1.2	Interpretation	13

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1	The Merger	13
2.2	Closing	14
2.3	Effective Time	14

ARTICLE III

ORGANIZATIONAL DOCUMENTS
OF THE SURVIVING COMPANY

3.1	Organizational Documents	14

ARTICLE IV

OFFICERS AND DIRECTORS

4.1	Directors of Surviving Company	14
4.2	Officers of Surviving Company	14

ARTICLE V

EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

5.1	Effect on Capital Stock	15
5.2	Exchange of Certificates for Shares	15
5.3	Dissenters’ Rights; Adjustments to Prevent Dilution	18
5.4	Company Stock-Based Plans	18
5.5	Withholding Rights	20

i

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of the Company	20
(a)	Organization, Good Standing and Qualification	20
(b)	Capital Structure	20
(c)	Corporate Authority; Approval and Fairness	22
(d)	Governmental Filings; No Violations	22
(e)	Reports and Financial Statements	23
(f)	Absence of Certain Changes; Absence of Undisclosed Liabilities	25
(g)	Litigation	26
(h)	Employee Benefits	26
(i)	Compliance with Laws; Permits	28
(j)	Company Material Contracts	28
(k)	Property	28
(l)	Takeover Statutes	29
(m)	Environmental Matters	29
(n)	Tax Matters	29
(o)	Labor Matters	30
(p)	Intellectual Property	30
(q)	Affiliate Transactions	31
(r)	Foreign Corrupt Practices and International Trade Sanctions	31
(s)	Insurance	31
(t)	Rights Agreement	31
(u)	Brokers and Finders	31
(v)	Regulation as a Utility	32
(w)	No Other Representations and Warranties	32
6.2	Representations and Warranties of Parent and Merger Sub	32
(a)	Organization, Good Standing and Qualification	32
(b)	Capital Structure	32
(c)	Corporate Authority; Approval	34
(d)	Governmental Filings; No Violations	34
(e)	Reports; Financial Statements	35
(f)	Absence of Certain Changes; Absence of Undisclosed Liabilities	37
(g)	Litigation	38
(h)	Employee Benefits	38
(i)	Compliance with Laws; Licenses	39
(j)	Parent Material Contracts	39
(k)	Property	40
(l)	Takeover Statutes	40
(m)	Environmental Matters	40
(n)	Tax Matters	40
(o)	Labor Matters	41
(p)	Affiliate Transactions	41
(q)	Foreign Corrupt Practices and International Trade Sanctions	41
(r)	Insurance	42

(s)	Brokers and Finders	42
(t)	Regulation as a Utility	42
(u)	Ownership of Shares	42
(v)	Asset Sale Transactions	42
(w)	Operations of Merger Sub	42
(x)	No Other Representations and Warranties	42
6.3	Representations and Warranties of the Asset Purchaser	43
(a)	Organization, Good Standing and Qualification	43
(b)	Corporate Authority; Approval	43
(c)	Governmental Filings; No Violations	43
(d)	No Other Representations and Warranties	44

ARTICLE VII

COVENANTS

7.1	Interim Operations	44
7.2	Acquisition Proposals	53
7.3	Information Supplied	56
7.4	Stockholders Meetings	56
7.5	Filings; Other Actions; Notification	57
7.6	Access; Consultation	60
7.7	Affiliates	61
7.8	Stock Exchange Listing	61
7.9	Publicity	61
7.10	Employee Matters	62
7.11	Expenses	63
7.12	Indemnification; Directors’ and Officers’ Insurance	63
7.13	Takeover Statute	65
7.14	Control of the Company’s or Parent’s Operations	65
7.15	Section 16(b)	65

ARTICLE VIII

CONDITIONS

8.1	Conditions to Each Party’s Obligation to Effect the Merger	65
8.2	Conditions to Obligations of Parent and Merger Sub	66
8.3	Conditions to Obligation of the Company	67
8.4	Invoking Certain Provisions	67

ARTICLE IX

TERMINATION

9.1	Termination by Mutual Consent	67
9.2	Termination by Either Parent or the Company	67

9.3	Termination by the Company	68
9.4	Termination by Parent	69
9.5	Effect of Termination and Abandonment	69

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1	Survival	71
10.2	Modification or Amendment	71
10.3	Waiver of Conditions	71
10.4	Counterparts	72
10.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	72
10.6	Notices	73
10.7	Entire Agreement	75
10.8	No Third Party Beneficiaries	75
10.9	Obligations of Parent, the Company and the Asset Purchaser	75
10.10	Severability	75
10.11	Specific Performance	76
10.12	Assignment	76

Exhibit

Exhibit A	Form of Affiliate Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2007 (this “Agreement”), among Aquila, Inc., a Delaware corporation (the “Company”), Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Black Hills Corporation, a South Dakota corporation (the “Asset Purchaser”).

RECITALS

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have adopted resolutions approving, and the Boards of Directors of the Company and Merger Sub have adopted resolutions declaring the advisability of, this Agreement providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of Parent has resolved to submit to the stockholders of Parent for their approval the issuance of shares of Parent Common Stock (as defined below) in the Merger and in respect of the Company Options (as defined below) and the Company Awards (as defined below), the Board of Directors of the Company has resolved to submit this Agreement to the stockholders of the Company for their adoption, and immediately after the execution and delivery of this Agreement, Parent will adopt this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, pursuant to the Asset Sale Agreement and the Partnership Interests Purchase Agreement (both as defined below), immediately prior to the closing of the Merger, the Asset Purchaser has agreed to purchase certain assets and partnership interests owned by the Company; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1          Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer to acquire in any manner, including by merger, consolidation, tender offer or otherwise, directly or indirectly, 20% or more of the Company Shares or Parent Common Stock, as applicable, or 20% or more of the consolidated assets (including equity interests of Subsidiaries) of the Company or Parent, as applicable, taken as a whole; provided that in no event will a proposal or offer made by or on behalf of Parent or the Company or any of their respective affiliates to the other or any of its affiliates be deemed to constitute an “Acquisition Proposal.”

“Active Affected Employees” means any Affected Employee other than a former employee of the Company or any of its Subsidiaries.

“Affected Employees” means those individuals who as of the Effective Time are employees or former employees of the Company or any of its Subsidiaries.

“Agreement” is defined in the Preamble.

“Asset Purchaser” is defined in the Preamble.

“Asset Purchaser Confidentiality Agreement” means the confidentiality agreement, dated July 11, 2006, between the Asset Purchaser and the Company.

“Asset Purchaser Disclosure Letter” means the disclosure letter delivered to the Company by the Asset Purchaser at the time of entering into this Agreement.

“Asset Purchaser Financing” means the financing of the Asset Purchaser to be used to pay the aggregate amount of consideration payable in the Asset Sale Transactions.

“Asset Purchaser Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate, prevents or materially delays or impairs the ability of the Asset Purchaser (directly or indirectly) to consummate the Asset Sale Transactions.

“Asset Sale Agreement” means the Asset Purchase Agreement dated as of the date of this Agreement, between Merger Sub, Parent, the Asset Purchaser, and the Company, as such agreement may be amended in accordance with the terms of such agreement.

“Asset Sale Transactions” means the sale transactions contemplated by the Asset Sale Agreement and the Partnership Interests Purchase Agreement.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles.

“By-Laws” means any by-laws or similar instrument.

“Certificate” is defined in Section 5.1(a).

“Certificate of Merger” is defined in Section 2.3.

“Charter” means any certificate of incorporation, articles of incorporation or similar organizational instrument.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company” is defined in the Preamble.

“Company Adverse Recommendation Event” is defined in Section 9.4(a).

“Company Award” means any compensatory award of any kind consisting of, or denominated or payable in, Company Shares that is outstanding under the Company’s stock-based plans (excluding Company Options).

“Company Compensation and Benefit Plans” means any benefit and compensation plan, contract, policy or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering Affected Employees and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any severance, retention, “change in control,” incentive, bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock-based compensation plans and each severance, employment, retention, “change in control” or similar agreement to which the Company or any Subsidiary is a party.

“Company Covered Proposal” means an Acquisition Proposal for the Company Shares or assets of the Company (substituting 50% for each reference to 20% in the definition of Acquisition Proposal).

“Company Disclosure Letter” means the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement.

“Company ERISA Affiliate” is defined in Section 6.1(h)(iii).

“Company Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate, (i) other than for purposes of Section 8.2(a) (but including for purposes of references to 8.2(a) under Section 9.4(c)), prevents or materially delays or impairs the ability of the Company to consummate the Transactions (including the consummation of the Asset Sale Transactions by the Surviving Company) or (ii) is materially adverse to the financial condition, properties, assets, liabilities (contingent or otherwise), business or results of operations of the Post-Sale Company and its Subsidiaries, taken as a whole, in each case, excluding any effect on, change in, or development caused by, or event, effect or development resulting from, or arising out of, (A) factors generally affecting the economy, the financial markets, the capital markets, or the commodities markets, except to the extent the Post-Sale Company and its Subsidiaries, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to similarly situated companies; (B) factors, including changes in Law, generally affecting any industry or any segment of any industry in which the Company or its Subsidiaries operate, except to the extent the Post-Sale Company and its Subsidiaries, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to similarly situated participants in such industry or such segment of such industry; (C) the execution, announcement or performance of this Agreement, the Asset Sale Agreement or the Partnership Interests Purchase Agreement, including, in each case, the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, licensors, distributors, partners or employees; (D) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostility or terrorism, other than any matter or event occurring in the geographic region served by the Post-Sale Company or any of its Subsidiaries; (E) any event, circumstance or condition disclosed in Section 1.1(a) of the Company Disclosure Letter; or (F) any action taken by the Company or any of its Subsidiaries with Parent's written consent referring to this subsection (F).

“Company Material Contracts” means Contracts that affect the Post-Sale Company and (A) would be required to be filed by the Company with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K of the SEC, or Item 1.01 of Form 8-K under the Exchange Act; (B) provide for the rights of the partners under, material partnerships or joint ventures, or which provide for material acquisitions or dispositions; (C) contain covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which the Company or its Subsidiaries may operate (other than limitations on franchises or other rights granted under the same agreement) or granting material exclusive rights to the counterparty thereto; (D) individually or in the aggregate with other Contracts, would or would reasonably be expected to prevent, materially delay or materially impede the Company’s ability to timely consummate the Transactions; or (E) are indentures, mortgages, loans, guarantees or credit agreements of any kind under which the Company or any of its Subsidiaries has outstanding indebtedness or an outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $25 million, other than any such indebtedness between the Company (whether as creditor or debtor) and any of its wholly-owned Subsidiaries, or between any of the Company's wholly-owned Subsidiaries.

“Company Option” means any outstanding compensatory option to purchase Company Shares from the Company or any of its Subsidiaries.

“Company Recommendation” is defined in Section 6.1(c).

“Company Reports” means forms, statements, reports, schedules and other documents required to be filed or furnished by the Company with or to the SEC pursuant to applicable Laws and policies since January 1, 2005.

“Company Requisite Vote” means the approval of this Agreement by holders of a majority of the outstanding Company Shares.

“Company Share” means shares of common stock, par value $1.00 per share, of the Company.

“Company Stock Unit” means Company Awards consisting of rights (other than Company Options) to receive, with the passage of time or under certain circumstances, Company Shares.

“Company Stockholders Meeting” means a meeting of holders of Company Shares to consider and vote on this Agreement and any adjournment or postponement of that meeting.

“Company Termination Fee” means $45 million.

“Computer Software” means all computer software and databases (including source code, object code and all related documentation).

“Contracts” means written, oral or other agreements, leases, subleases, contracts, subcontracts, settlement agreements, binding understandings, instruments, notes, options, bonds, mortgages, indentures, trust documents, loan or credit agreements, warranties, purchase orders, licenses, sublicenses, insurance policies, benefit plans and legally binding commitments or undertakings of any nature.

“Convertible Debentures” means the 6.625% Convertible Subordinated Debentures due 2011 of the Company.

“Current Premium” is defined in Section 7.12(c).

“D&O Insurance” means a policy or policies of officers’ and directors’ liability insurance for acts and omissions occurring prior to the Effective Time.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” is defined in Section 5.3(a).

“Effective Time” is defined in Section 2.3.

“Environmental Circumstance” means any circumstances forming the basis of any actual or alleged violation of, or liability under, any Environmental Law or Environmental Permit.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation by any person or entity (including any Governmental Entity) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from the presence or Release into the environment of any Hazardous Substance at any location; or any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Substance.

“Environmental Law” means any Law relating to (i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) pollution, contamination or any injury or threat of injury to Persons or property in connection with any Hazardous Substance.

“Environmental Permits” means Permits required under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Case” means the litigation captioned In re Aquila ERISA Litigation, Case No. 04-cv-00865 (DW), filed in the United States District Court for the Western District of Missouri.

“ERISA Insurers” means the underwriters of the insurance policies set forth in Section 1.1(b) of the Company Disclosure Letter.

“ERISA Plan” means each Company Compensation and Benefit Plan or Parent Compensation and Benefit Plan, other than a Multiemployer Plan, subject to ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means any exchange agent selected by Parent with the approval of the Company (such approval not to be unreasonably withheld).

“Exchange Fund” is defined in Section 5.2(a).

“Exchange Ratio” means 0.0856.

“Excluded Company Shares” means Company Shares that are owned immediately prior to the Effective Time by Parent or by the Company or any Subsidiary of Parent or the Company and, in each case, not held on behalf of third parties.

“FCC” means the United States Federal Communications Commission.

“FERC” means the United States Federal Energy Regulatory Commission.

“Final Order” means an action by the relevant Governmental Entity that has not been reversed, stayed, set aside, annulled or suspended and with respect to which, any waiting period prescribed by applicable Law before the Merger may be consummated has expired (but without the requirement for expiration of any applicable rehearing or appeal period).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any governmental or regulatory authority, court, agency, commission, body or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls and radioactive materials.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Indemnified Parties” means present and former directors and officers of the Company or any of its Subsidiaries, and present and former directors or employees of the Company or any of its Subsidiaries who are or were (or who are or were alleged to be) fiduciaries under Company Compensation and Benefit Plans (or trusts thereunder).

“Information Technology” means the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and elements, and associated documentation.

“Intellectual Property” means, collectively, all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

“IRS” means the United States Internal Revenue Service.

“KCP&L” means Kansas City Power & Light Company, a wholly-owned subsidiary of Parent.

“Knowledge of Parent” means the actual knowledge of the Persons identified in Section 1.1(a) of the Parent Disclosure Letter.

“Knowledge of the Company” means the actual knowledge of the Persons identified in Section 1.1(c) of the Company Disclosure Letter.

“Laws” means any law, rule, statute, ordinance, regulation, judgment, determination, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity.

“Letter of Intent” means the letter of intent, dated November 21, 2006, between Parent and the Asset Purchaser.

“Liens” means any liens, pledges, mortgages, security interests, claims, options, rights of first offer or refusal, charges, conditional or installment sale contracts, claims of third parties of any kind or other encumbrances.

“Material Asset Purchaser Regulatory Consents” is defined in Section 6.3(c).

“Material Company Regulatory Consents” is defined in Section 6.1(d)(i).

“Material Parent Regulatory Consents” is defined in Section 6.2(d)(i).

“Merger” is defined in the Recitals.

“Merger Consideration” means the fraction of a share of Parent Common Stock equal to the Exchange Ratio (and any cash in lieu of fractional shares) and the cash into which a Company Share is converted in the Merger.

“Merger Regulatory Closing Consents” means all Material Company Regulatory Consents, Material Parent Regulatory Consents, and the consents referred to in Section 6.3(c)(i)(A)(1).

“Merger Sub” is defined in the Preamble.

“Multiemployer Plan” is defined in Section 6.1(h)(ii).

“NYSE” means the New York Stock Exchange.

“Option Exchange Ratio” means (x) the Exchange Ratio plus (y) the ratio derived by dividing the Per Share Cash Amount divided by the Parent Common Stock Value.

“Order” is defined in Section 8.1(c).

“Parent” is defined in the Preamble.

“Parent Adverse Recommendation Event” is defined in Section 9.3(a).

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Common Stock Value” means the average of the closing sale prices (calculated to the nearest tenth of a cent) for a share of Parent Common Stock on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) over the 5 consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date).

“Parent Compensation and Benefit Plan” means any benefit and compensation plan, contract, policy or arrangement maintained, sponsored or contributed to by Parent or any of its Subsidiaries covering current or former employees of Parent and its Subsidiaries and current or former directors of Parent, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and incentive and bonus, deferred compensation, stock purchase, restricted stock, stock option, stock appreciation rights or stock-based compensation plans.

“Parent Confidentiality Agreement” means the confidentiality agreement, dated June 28, 2006, between Parent and the Company, as amended by the letter agreement dated September 5, 2006, between Parent and the Company.

“Parent Covered Proposal” means an Acquisition Proposal for the shares of Parent Common Stock or assets of Parent (substituting 50% for each reference to 20% in the definition of Acquisition Proposal).

“Parent Disclosure Letter” means the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement.

“Parent ERISA Affiliate” is defined in Section 6.2(h)(ii).

“Parent Material Adverse Effect” means any event, effect, change or development that, individually or in the aggregate, (i) other than for purposes of Section 8.3(a) (but including for purposes of references to Section 8.3(a) in Section 9.3(c)), prevents or materially delays or impairs the ability of Parent to consummate the Transactions or (ii) is materially adverse to the financial condition, properties, assets, liabilities (contingent or otherwise), business or results of operations of Parent and its Subsidiaries, taken as a whole, in each case, excluding any effect on, change in, or development caused by, or event, effect or development resulting from or arising out of, (A) factors generally affecting the economy, the financial markets, the capital markets, or the commodities markets, except to the extent Parent and its Subsidiaries, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to similarly situated companies; (B) factors, including changes in Law, generally affecting any industry or any such segment of any industry in which Parent or its Subsidiaries operates, except to the extent Parent and its Subsidiaries, taken as a whole, are adversely affected in a substantially disproportionate manner as compared to similarly situated participants in such industry or segment of such industry; (C) the execution, announcement or performance of this Agreement, the Asset Sale Agreement or the Partnership Interests Purchase Agreement, including, in each case, the impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, licensors, distributors, partners or employees; (D) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostility or terrorism, other than any matter or event occurring in the geographic region served by KCP&L; or (E) any action taken by Parent or any of its Subsidiaries with Company's written consent referring to this subsection (E).

“Parent Material Contracts” means Contracts of Parent which (A) would be required to be filed by Parent with the SEC pursuant to Item 601(b) (1), (2), (4) or (10) of Regulation S-K of the SEC, or Item 1.01 of Form 8-K under the Exchange Act; (B) provide for the rights of the partners under, material partnerships or joint ventures, or which provide for material acquisitions or dispositions; (C) contain covenants of Parent or any of its Subsidiaries purporting to limit in any material respect any material line of business, industry or geographical area in which Parent or its Subsidiaries may operate (other than limitations on franchises or other rights granted under the same agreement) or granting material exclusive rights to the counterparty thereto; (D) individually or in the aggregate with other agreements or contracts, would or would reasonably be expected to prevent, materially delay or materially impede Parent’s ability to timely consummate the Transactions; or (E) are indentures, mortgages, loans, guarantees or credit agreements of any kind under which Parent or any of its Subsidiaries has outstanding indebtedness or an outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $25 million, other than any such indebtedness between Parent (whether as creditor or debtor) and any of its wholly-owned Subsidiaries, or between any of Parent's wholly-owned Subsidiaries.

“Parent Option” means any outstanding option to purchase shares of Parent Common Stock from Parent or any of its Subsidiaries.

“Parent Recommendation” is defined in Section 6.2(c).

“Parent Reports” means forms, statements, reports, schedules and other documents required to be filed or furnished by Parent with or to the SEC pursuant to applicable Laws and policies since January 1, 2005.

“Parent Requisite Vote” means approval of the Share Issuance by the stockholders of Parent by a majority of votes cast, provided that the total vote cast represents over 50% of all of the outstanding shares of Parent Common Stock.

“Parent Stockholders Meeting” means a meeting of the stockholders of Parent to consider and vote on the Share Issuance and any adjournment or postponement of that meeting.

“Parent Termination Fee” means $45 million.

“Partnership Interests Purchase Agreement” means the Partnership Interests Purchase Agreement, dated as of the date hereof, among the Company, Parent, Merger Sub, Aquila Colorado, LLC and the Asset Purchaser, as such agreement may be amended in accordance with the terms of such agreement.

“Pension Plan” is defined in Section 6.1(h)(ii).

“Per Share Cash Amount” means $1.80 in cash.

“Permits” means permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Post-Sale Company” means the Company and, after the Effective Date, the Surviving Company, in each case after giving effect to (a) the Asset Sale Transactions and (b) the payment of the cash portion of the Merger Consideration by the Surviving Company following the Merger, as though such transactions had been completed, but disregarding (1) the Subsequent Merger, (2) any variations in the manner in which such transactions are carried out from the manner described herein in the Asset Sale Agreement or in the Partnership Interests Purchase Agreement and (3) any other transaction which may occur following the Effective

Time. For the avoidance of doubt, subject to the terms of the Asset Sale Agreement and the Partnership Interests Purchase Agreement, the Post-Sale Company includes the assets and liabilities of the Company principally related to the Company’s electric utility operations in the State of Missouri and all of the Company’s Subsidiaries, all assets and liabilities associated primarily with the Company’s corporate shared services, and all rights and obligations of the Company under completed asset disposition agreements, but does not include any assets principally related to any of the Company’s gas utility operations in Iowa, Kansas or Nebraska that are to be acquired by the Asset Purchaser pursuant to the Asset Sale Agreement or its electric or gas utility operations in the State of Colorado that are to be acquired by the Asset Purchaser pursuant to the Partnership Interests Purchase Agreement, or the liabilities associated with any such operations.

“Power Act” means the Federal Power Act.

“Premium Income Equity Securities” means the premium income equity securities of the Company, each of which represents $25 in principal amount of the Company’s 6.75% mandatorily convertible senior notes.

“Prior Plan” is defined in Section 7.10(b).

“Prospectus/Proxy Statement” is defined in Section 7.3(a).

“PUC” means any state public utility or service commission.

“PUHCA” means the Public Utility Holding Company Act of 1935 as in effect prior to its repeal.

“Registered Company Share” is defined in Section 5.1(a).

“Registration Statement” is defined in Section 7.3(a).

“Regulatory Material Adverse Effect” is defined in Section 7.5(a)(ii).

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representatives” of a Person means that Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors or other representatives.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Issuance” means the issuance of the shares of Parent Common Stock required to be issued in the Merger.

“Subsequent Merger” means the merger of the Surviving Company with and into KCP&L, which may occur following the consummation of the Asset Sale Transactions.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by that Person and/or one or more of its respective Subsidiaries.

“Successor Plan” is defined in Section 7.10(b).

“Superior Proposal” means a bona fide Acquisition Proposal (for this purpose substituting 50% for each reference to 20% in the definition of “Acquisition Proposal”) that the Board of Directors of the Company or Parent, as applicable, determines in good faith (after consultation with its financial advisors and outside legal counsel) is reasonably expected to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to the stockholders of the Company or Parent, as applicable, from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement agreed to by Parent and Asset Purchaser pursuant to Section 7.2(b)(ii)).

“Superior Proposal Action” is defined in Section 7.2(b)(ii).

“Surviving Company” is defined in Section 2.1.

“Takeover Statute” is defined in Section 6.1(l).

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other tax, duty or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to those amounts and any interest in respect of those penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Termination Date” is defined in Section 9.2.

“Transactions” means the transactions contemplated hereby, including the Merger, the Asset Sale Transactions, the transfer of the capital stock of the Surviving Company by Parent to KCP&L and the Subsequent Merger, except that references to “Transactions” in Section 7.5(a)

shall include the Subsequent Merger only if Parent shall have provided notice to the Company of Parent’s election that the Subsequent Merger be so included.

“Transition Services Agreement” means the Transition Services Agreement, dated the date hereof, between Parent, Merger Sub and the Asset Purchaser.

1.2           Interpretation. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(a)       The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)       For purposes of this Agreement, except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) references to this Agreement will include a reference to all disclosure letters, schedules and exhibits hereto; (ii) the words “hereof,” “herein” and “hereto,” and words of similar import, when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) references to Company Disclosure Letter, Parent Disclosure Letter, Asset Purchaser Disclosure Letter, Articles, Sections or Exhibits are to disclosure letters, articles, sections or exhibits to this Agreement; (iv) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation” and will not be construed to mean that the examples given are an exclusive list of the topics covered; (v) meanings specified in this Agreement are applicable to both the singular and plural forms of these terms and to the masculine, feminine and neuter genders, as the context requires; (vi) references to a Person includes its successors and assigns; (vii) references to any agreement, instrument or other document means that agreement, instrument or other document as amended, modified or supplemented from time to time, including by waiver or consent, and all attachments thereto and instruments incorporated therein; (viii) references to any Law is a reference to that Law and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified or supplemented as of the date on which the reference is made, and all attachments thereto and instruments incorporated therein; (ix) references to times of day or dates are to local times or dates in New York, New York; and (x) references to currency are references to the lawful money of the United States.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

2.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease. The Company will survive in the Merger (being sometimes hereinafter referred to in such capacity as the “Surviving Company”), and the Company will continue its separate corporate existence under the laws of the state of Delaware, and all of the Company’s rights, privileges, immunities, powers and franchises will continue in the Company. The Merger will have the effects specified in the DGCL.

2.2          Closing. The Closing will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 at 10:00 a.m. on the first business day after the conditions set forth in Article VIII have been satisfied or waived in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another date or time is agreed by the parties hereto.

2.3          Effective Time. At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL, and the Company and Merger Sub will make all other filings and recordings required under the DGCL to effect the Merger. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

ARTICLE III

ORGANIZATIONAL DOCUMENTS

OF THE SURVIVING COMPANY

3.1          Organizational Documents. The Charter and the By-Laws of the Company in effect at the Effective Time will be the certificate of incorporation and by-laws, respectively of the Surviving Company, until thereafter amended in accordance with their terms and applicable Law.

ARTICLE IV

OFFICERS AND DIRECTORS

4.1        Directors of Surviving Company. The directors of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors of the Surviving Company, each to hold office in accordance with the Surviving Company’s certificate of incorporation, by-laws and applicable Law.

4.2          Officers of Surviving Company. The officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the officers of the Surviving Company, each to hold office in accordance with the Surviving Company’s certificate of incorporation, by-laws and applicable Law.

ARTICLE V

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

5.1          Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)       Conversion of Securities and Merger Consideration. Each Company Share issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares and Dissenting Shares) will be converted into the right to receive

(i)	the Per Share Cash Amount, without interest; and

(ii)   a fraction of a share of Parent Common Stock equal to the Exchange Ratio.

At the Effective Time, all Company Shares will be cancelled and retired, and will cease to exist, and (x) each certificate (a “Certificate”) formerly representing any of these Company Shares (other than Excluded Company Shares) and (y) each uncertificated Company Share (a “Registered Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares), will thereafter represent only the right to the Merger Consideration into which the Company Shares have been converted pursuant to this Section 5.1(a) and any distribution or dividend pursuant to Section 5.2(c), in each case without interest.

(b)       Cancellation of Shares. Each Excluded Company Share will, by virtue of the Merger and without any action on the part of the holder, be cancelled and retired without payment of any consideration and will cease to exist.

(c)       Merger Sub. At the Effective Time, each of the outstanding shares of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Company.

5.2	Exchange of Certificates for Shares.

(a)       Exchange Agent. As of the Closing, Parent will deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Company Shares (other than Excluded Company Shares and Dissenting Shares), certificates representing the shares of Parent Common Stock to be exchanged for Company Shares in the Merger and the aggregate amount of cash to be paid in the Merger pursuant to Sections 5.1 in exchange for Company Shares (the cash and certificates for shares of Parent Common Stock, together with dividends or other distributions payable with respect to those shares of Parent Common Stock pursuant to Section 5.2(c), being hereinafter referred to as the “Exchange Fund”).

(b)       Exchange Procedures. Parent will cause transmittal materials reasonably agreed upon by Parent and the Company prior to the Closing to be mailed as soon as practicable after the Effective Time by the Exchange Agent to each holder of record of Company

Shares (other than Excluded Company Shares and Dissenting Shares) as of the Effective Time represented by Certificates. The transmittal materials will advise the holders of Company Shares of the effectiveness of the Merger and the procedure for surrendering Certificates representing the Company Shares to the Exchange Agent. Upon the surrender by a holder of Company Shares of a Certificate representing such Company Shares (or affidavit of loss in lieu thereof in accordance with Section 5.2(g)) to the Exchange Agent in accordance with the terms of the transmittal materials, each holder of Company Shares will be entitled to receive, pursuant to Section 5.1 in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock that the holder is entitled to receive pursuant to this Article V, and/or (ii) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash payable pursuant to Section 5.2(e) in lieu of fractional shares, plus (B) cash payable pursuant to Section 5.1, plus (C) any unpaid dividends or other distributions with respect to the Parent Common Stock that the holder has the right to receive pursuant to Section 5.2(c), and, in each case, the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. If a transfer of ownership of Company Shares formerly represented by a Certificate is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect of the Certificate, shall be issued and/or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer Taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the exchange that the Person requesting the exchange will pay any transfer or other Taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or will establish to the satisfaction of Parent or the Exchange Agent that the Tax has been paid or is not applicable.

(c)	Distributions with Respect to Unexchanged Shares; Voting.

(i)    Whenever a dividend or other distribution is declared by Parent in respect of the shares of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration must include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement and the dividends or other distributions payable in respect of any such shares of Parent Common Stock not then issued in exchange for surrendered Certificates. No dividends or other distributions in respect of Parent Common Stock will be paid to any holder of any unsurrendered Certificate until the Certificate is surrendered for exchange in accordance with this Article V. Subject to applicable Laws, following surrender of the Certificate, there will be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to those whole shares of Parent Common Stock and not previously paid to the holder and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii)  Registered holders of unsurrendered Certificates will be entitled to vote after the Effective Time, at any meeting of Parent’s stockholders with a record date at or after the Effective Time, the number of whole shares of Parent Common Stock represented by those Certificates, as the case may be, regardless of whether those holders have surrendered their Certificates or delivered duly executed transmittal materials.

(d)       Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(e)       Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 5.2(e) will be entitled to receive an amount in cash (without interest) determined by multiplying this fraction (rounded to the nearest one-hundredth of a share) by the average of the closing price of a share of Parent Common Stock, as reported in The Wall Street Journal (Northeast edition), for the five trading days ending on the trading day immediately prior to the Effective Time.

(f)       Termination of Exchange Period; Unclaimed Stock. Any portion of the Exchange Fund (including the proceeds of any investments and any shares of Parent Common Stock) that remains unclaimed by the stockholders of the Company one year after the Effective Time will be delivered to Parent. Any stockholders of the Company who have not theretofore complied with this Article V will thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of any cash, dividends and other distributions in respect thereof payable or deliverable pursuant to Section 5.1, Section 5.2(c) and Section 5.2(e) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person will be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)       Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and the posting by that Person of a bond in the form customarily required by the Company as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock, and the Exchange Agent will issue any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for the lost, stolen or destroyed Certificate pursuant to this Agreement.

(h)       Registered Company Shares. Parent, without any action on the part of any holder, will cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Registered Company Shares that number of whole shares of Parent Common Stock that the holder is entitled to receive pursuant to this Article V and (ii) mail to each holder of Registered Company Shares (other than Excluded Company Shares and Dissenting Shares) a check in the amount (after giving effect to any required tax withholdings) of any cash payable in respect of the stockholder’s Company Shares pursuant to Sections 5.1 and 5.2(e). Parent will also cause the Exchange Agent to mail to each such holder materials (in a form to be reasonably agreed by Parent and the Company prior to the Effective Time) advising the holder of the effectiveness of the Merger and the conversion of the holder’s Company Shares into Merger Consideration pursuant to the Merger.

(i)        Source of Funds. Notwithstanding anything to the contrary in this Agreement, Parent agrees that at least $5 million of the cash transferred by Parent to the Exchange Fund shall come from funds owned by Parent prior to the Closing Date.

5.3	Dissenters’ Rights; Adjustments to Prevent Dilution.

(a)         Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders have failed to perfect or have effectively withdrawn or lost their rights to appraisal under the DGCL. Dissenting Shares will be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or effectively withdraws or loses such right to appraisal, such holder’s Company Shares will thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company will give Parent (a) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b)       If prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio will be equitably adjusted to eliminate the effects of this event on the Merger Consideration.

5.4	Company Stock-Based Plans.

(a)       As of the Effective Time, each then-outstanding Company Option, whether vested or unvested, will be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded to the nearest whole number) of (i) the number of Company Shares subject to the Company Option immediately prior to the Effective Time and (ii) the Option Exchange Ratio, at an exercise price per share (rounded to the nearest whole cent) equal to (A) the exercise price per Company Share of that Company Option immediately prior to the Effective Time, divided by (B) the Option Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options will be determined in a manner consistent with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the option will be determined in accordance with the foregoing, subject to those adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above following the Effective Time, each converted Company Option will continue to be governed by the same terms and conditions as were applicable under the Company Option immediately prior to the Effective Time.

(b)       At the Effective Time, each Company Award will be converted into the right to acquire, or receive benefits measured by the value of the number of shares of Parent Common Stock equal to the product of (i) the number of Company Shares subject to such Company Award (or the number of Company Shares with respect to which the Company Award is denominated) immediately prior to the Effective Time and (ii) the Option Exchange Ratio, and each right will otherwise be subject to the terms and conditions applicable to that right under the relevant Company Stock Plan or other Company Compensation and Benefit Plan.

(c)       At or prior to the Effective Time, the Company’s Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Company’s stock-based plans, individual agreements evidencing the grant of Company Awards or Company Options, and Company Compensation and Benefit Plans, if necessary, to implement the provisions of this Section 5.4.

(d)       Parent will take all actions as are necessary for the assumption of the Company’s stock-based plans and the individual agreements of the Company or any of its Subsidiaries evidencing the grant of Company Options or Company Awards pursuant to this Section 5.4, including the reservation, issuance (subject to this Section 5.4(d)) and listing of Parent Common Stock as necessary to effect the transactions contemplated by this Section 5.4. If registration of any interests in the Company’s stock-based plans or individual agreements evidencing the grant of Company Options or Company Awards or the shares of Parent Common Stock issuable thereunder is required under the Securities Act, Parent will file with the SEC, prior to the Effective Time, a registration statement on Form S-8 (or any successor form) with respect to those interests or Parent Common Stock, will cause the registration statement to be effective as of the Effective Time and will use reasonable best efforts to maintain the effectiveness of the registration statement (and to maintain the current status of the prospectus or prospectuses contained in that registration statement and comply with any applicable state securities or “blue sky” laws) for so long as the relevant converted Company Options or Company Awards, as applicable, remain outstanding and the registration of interests or the shares of Parent Common Stock issuable thereunder (and compliance with any state laws)

continues to be required. Promptly after the Closing, Parent will deliver to the holders of Company Options and Company Awards appropriate notices setting forth the holders’ rights pursuant to the respective Company stock-based plans and agreements evidencing the grant of the Company Options and Company Awards, and stating that the Company Options and Company Awards and agreements have been assumed by Parent and will continue in effect on the same terms and conditions subject to the adjustments provided for in this Section 5.4 and after giving effect to the Merger and the terms of the Company’s stock-based plans and the applicable agreements.

5.5          Withholding Rights. Each of Parent and Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by Parent or Exchange Agent, as the case may be.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1          Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter or, to the extent the relevance of such disclosure is readily apparent therefrom, the Company Reports filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that:

(a)          Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as indicated in Section 6.1(a) of the Company Disclosure Letter and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires this qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person other than its Subsidiaries. Prior to the date of this Agreement, the Company has made available to Parent a complete and correct copy of the Company’s Charter and By-Laws (which have not been amended since the date on which they were provided to Parent).

(b)          Capital Structure. (i)  The authorized capital stock of the Company consists of 400,000,000 Company Shares, of which 374,107,972 Company Shares were issued and outstanding as of January 15, 2007, 20,000,000 shares of Class A common stock, par value $1.00 per share, none of which were outstanding as of the date of this Agreement, and 10,000,000 shares of preference stock, no par value, 600,000 shares of which have been designated “Preference Stock, $2.4375 Series,” 400,000 of which have been designated “Preference Stock, $2.6125 Series,” and 320,000 of which have been designated “Preference Stock, $4.125 Series.” No shares of preference stock were issued or outstanding as of the date of this Agreement. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Company Shares reserved for issuance, except that (A) as of January 15, 2007, there was an aggregate of 1,019,164 Company Shares reserved for issuance upon conversion of the 103,955 Premium Income Equity Securities outstanding as of January 15, 2007, (B) as of January 15, 2007, there were an aggregate of 135,898 Company Shares reserved for interest reinvestment and issuance upon conversion of the Convertible Debentures, with an aggregate outstanding principal amount of $1,992,000 as of January 15, 2007 and (C) as of January 15, 2007, there were an aggregate of 10,198,703 Company Shares reserved for issuance pursuant to the Company’s stock-based plans and individual agreements related to deferred director compensation or evidencing the grant of Company Options and Company Stock Units. Section 6.1(b) of the Company Disclosure Letter contains a correct and complete list as of January 15, 2007 of (1) the number of outstanding Company Options, the exercise price of each such Company Option and number of Company Shares issuable at such exercise price, (2) the number of outstanding Company Stock Units and the number of Company Shares subject thereto and (3) the number of Company Shares issuable upon conversion of the Convertible Debentures. From January 15, 2007 to the date of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise, settlement or conversion of Company Options, Company Stock Units, Premium Income Equity Securities or Convertible Debentures, and since January 15, 2007 to the date of this Agreement, the Company has not issued any Company Options, Company Stock Units, Premium Income Equity Securities or Convertible Debentures. Except as set forth in this Section 6.1(b), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, purchase or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to sell to, subscribe for or acquire from the Company or any of its Subsidiaries, any equity securities of the Company, and no securities or obligations of the Company or any of its Subsidiaries evidencing those rights are authorized, issued or outstanding. Except as set forth in this Section 6.1(b), as of the date of this Agreement, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of the Company on any matter.

(ii)  Each of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any Lien, except for those Liens as would not reasonably be expected to have a Company Material Adverse Effect. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, purchase or sell any shares of capital stock or other equity securities of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to sell to, subscribe for or acquire from the Company or any of its Subsidiaries, any equity securities of any of the Company’s Subsidiaries, and no securities or obligations of the Company or any of its Subsidiaries evidencing those rights are authorized, issued or outstanding. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company owned by the Company or any of its Subsidiaries.

(c)          Corporate Authority; Approval and Fairness. The Company has the requisite corporate power and authority to, and has taken all corporate action necessary to, execute, deliver and perform its obligations under this Agreement and consummate the Merger, subject, in the case of the consummation of the Merger, to the Company Requisite Vote. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of the Company has (i) unanimously adopted resolutions approving this Agreement and the Merger and the other transactions contemplated hereby, declaring the advisability of this Agreement and recommending the adoption of this Agreement by the holders of Company Shares by the Company Requisite Vote (the “Company Recommendation”), (ii) received the separate opinions of Evercore Group, Inc., Lehman Brothers, Inc. and The Blackstone Group L.P., the Company’s financial advisors, each dated as of the date of this Agreement, to the effect that the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair to those holders from a financial point of view and (iii) directed that this Agreement be submitted to the holders of Company Shares for the purpose of acting on the Agreement. The Company Requisite Vote is the only vote of the stockholders of the Company required in connection with the Merger.

(d)          Governmental Filings; No Violations. (i) No consent, approval, order, license, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Merger, except for those (A) required by (1) Section 2.3, (2) the HSR Act, (3) the Exchange Act and the Securities Act, (4) Environmental Laws, (5) NYSE rules and regulations, (6) the FERC under Section 203 of the Power Act, (7) the PUCs identified in Section 6.1(d)(i) of the Company Disclosure Letter pursuant to applicable Laws regulating utilities, and (8) pre-approvals of license transfers by the FCC (the items set forth in clauses (2), (6), and (7) above being the “Material Company Regulatory Consents”); or (B) that the failure to make or obtain would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, there are no facts or circumstances relating to the Company or any of its Subsidiaries that, in the Company’s reasonable judgment, would be reasonably likely to prevent or materially delay the receipt of the Material Company Regulatory Consents.

(ii)  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Transactions will not, constitute or result in (A) a breach or violation of the Charter or By-Laws of the Company, (B) a breach or violation of the certificate of incorporation, by-laws or similar organizational documents of any Subsidiaries of the Company, (C) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations under, or the creation of any Lien on the Company’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Company or any of its Subsidiaries or, assuming the filings, notices, reports, consents, registrations, approvals, permits and authorizations referred to in Section 6.1(d)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of the Company’s or any of its Subsidiaries’ Contracts, except, in the case of clauses (B), (C) and (D), for any breach, violation, termination, default, acceleration, creation or change that has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)          Reports and Financial Statements. The Company has filed or furnished with the SEC all Company Reports. Each Company Report, when and as filed or furnished with the SEC, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley. As of their respective dates (and, if amended or supplemented, as of the date of any such amendment or supplement) and as filed, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(i)    The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed by the management of the Company, or caused to be designed under their supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company’s management has disclosed to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in the case of clause (A) or (B), to the extent such deficiencies, weaknesses or fraud was discovered by the Company’s management as part of its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act). Any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(ii)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in or incorporated by reference into the Company Reports as filed with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and present fairly in all material respects the financial position of the Company and its Subsidiaries, as of their dates, and the results of operations and cash flow for the periods set forth therein (subject to the notes and, in the case of unaudited statements, normal year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company), in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted in the Company Reports as filed with the SEC.

(iii) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act or Sections 302 and 906 of Sarbanes-Oxley with respect to the Company Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under Sarbanes-Oxley. Since the effectiveness of Sarbanes-Oxley, neither the Company nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of Sarbanes-Oxley.

(iv) All filings required to be made by the Company or any of its Subsidiaries since January 1, 2005, under the PUHCA, the Energy Policy Act of 2005, the Power Act and applicable Laws governing public utilities have been filed with the SEC, the FERC or the applicable PUCs, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and as of their respective dates, all of these filings complied with all requirements of applicable Law, except for filings the failure of which to make, or the failure of which to make in compliance with all requirements of applicable Law, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)           Absence of Certain Changes; Absence of Undisclosed Liabilities. To the extent affecting the Post-Sale Company:

(i)    Since the date of the most recent consolidated balance sheet included in the Company Reports filed with the SEC prior to the date of this Agreement, no event, change or development has occurred which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(ii)  There are no obligations or liabilities (whether absolute, contingent, accrued or otherwise) that would be required to be reflected on a consolidated balance sheet of the Post-Sale Company prepared in accordance with GAAP, except obligations, liabilities or contingencies (A) reflected on the consolidated balance sheets of the Company included in the Company Reports as filed with the SEC prior to the date of this Agreement, (B) incurred (1) in the ordinary course of business consistent with past practice prior to the date hereof, or (2) in the ordinary course of business or as otherwise expressly permitted under this Agreement, on or after the date hereof, in each case since the date of the most recent consolidated balance sheet included in the Company Reports filed with the SEC prior to the date hereof, or (C) that would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company Reports filed or furnished with the SEC prior to the date of this Agreement, the Company has no off balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K of the SEC).

(iii) Since the date of the most recent consolidated balance sheet included in the Company Reports filed with the SEC prior to the date of this Agreement through the date of this Agreement, (A) the Company and its Subsidiaries have conducted their businesses in the ordinary course of businesses; (B) the Company has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any of its capital stock or other equity interests, or split, combined or reclassified any of its capital stock or other equity interests; and (C) the Company and its Subsidiaries have not taken any action which, if taken (without consent) between the date hereof and the Effective Date, would constitute a breach of Section 7.1(a), other than actions in connection with entering into this Agreement.

(g)          Litigation. There are no civil, criminal or administrative actions, suits, arbitrations, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that have not had and would not reasonably be likely to have a Company Material Adverse Effect. As of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree or award that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. The Company provided timely and proper notice to the ERISA Insurers of the claims asserted in the ERISA Case.

(h)	Employee Benefits.

(i)    Section 6.1(h)(i) of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each Company Compensation and Benefit Plan. Each Company Compensation and Benefit Plan that has received a favorable determination letter from the IRS has been separately identified in Section 6.1(h)(i) of the Company Disclosure Letter. True and complete copies of each Company Compensation and Benefit Plan listed in Section 6.1(h)(i) of the Company Disclosure Letter have been provided or made available to Parent.

(ii)  Each Company Compensation and Benefit Plan, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been operated in all material respects in accordance with its terms and is in substantial compliance with, to the extent applicable, ERISA, the Code, and other applicable Laws. Each ERISA Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for a favorable determination letter and no event has occurred and no condition exists which could reasonably be expected to materially and adversely affect the qualified status of such plan. There is no pending or, to the Knowledge of the Company, threatened claims relating to the Company Compensation and Benefit Plans, other than the Multiemployer Plans, except for routine claims for benefits and immaterial claims. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of its Subsidiaries to any material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any Company Compensation or Benefit Plan currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title

IV of ERISA (including in connection with the consummation of the Transactions), except as would not reasonably be expected to have a Company Material Adverse Effect.

(iv) As of the date of this Agreement, all contributions required to be made under each Company Compensation and Benefit Plan have been timely made and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected to the extent required by GAAP on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports as filed with the SEC prior to the date of this Agreement, except, in the case of each of the foregoing, as would not reasonably be expected to have a Company Material Adverse Effect. Neither any Company Pension Plan nor any single-employer plan of any Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plans or to any single-employer plan of any Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(v)   Neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any ERISA Plan or collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating, without liability in excess of previously accrued benefits, any Company Compensation and Benefit Plan providing health or medical benefits in respect of any active or former employee of the Company or any of its Subsidiaries.

(vi) There has been no amendment to or announcement by the Company or any of its Subsidiaries relating to any Company Compensation and Benefit Plan that would increase materially the expense of maintaining any plan above the level of the expense incurred therefor for the most recent fiscal year, except as required by Law. Except as provided in this Agreement or as may be required by Law or by any of the Company Compensation and Benefit Plans listed on Section 6.1(h)(i) of the Company Disclosure Letter, none of the negotiation or execution of this Agreement, stockholder approval of this Agreement, receipt of approval or clearance from one or more Governmental Entities of the Merger or the other transactions contemplated by this Agreement, or the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement; (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other material obligation pursuant to, any Company Compensation and Benefit Plan; or (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plan.

(vii)              Each Company Compensation and Benefit Plan to which the provisions of Section 409A of the Code apply has been operated in good faith compliance with such section and the guidance issued thereunder.

(i)           Compliance with Laws; Permits. The Company and its Subsidiaries have not violated any Law, except for violations that have not had and would not reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except as would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and is in compliance with all Permits necessary for the lawful conduct of its business as presently conducted, except for those the absence of which, or the failure to be in compliance with, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is, and has been, in compliance in all material respects with Sarbanes-Oxley and the applicable listing standards and corporate governance rules and regulations of the NYSE. This Section 6.1(i) does not relate to matters with respect to employee benefits, which are the subject of Section 6.1(h), environmental matters, which are the subject of Section 6.1(m), tax matters, which are the subject of Section 6.1(n), or labor matters, which are the subject of Section 6.1(o).

(j)           Company Material Contracts. The Company has filed or furnished to the SEC in the Company Reports, or provided to Parent prior to the date hereof, true and complete copies of all Company Material Contracts entered into since January 1, 2005. All Company Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (i) they have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No Company Material Contract has been amended or modified prior to the date of this Agreement (other than immaterial amendments or modifications), except for amendments or modifications which have been filed or furnished as an exhibit to a subsequently filed or furnished Company Report, or provided to Parent prior to the date hereof.

(k)          Property. All properties and assets of the Company and its Subsidiaries, real and personal, material to the conduct of their businesses as of the date of this Agreement are, except for changes in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company Reports as filed with the SEC prior to the date hereof, reflected, in all material respects in accordance with GAAP, and to the extent required thereby, on the most recent consolidated balance sheet of the Company included in the Company Reports as filed with the SEC. Each of the Company and its Subsidiaries has legal title to, or a leasehold interest, license or easement in, its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than those Liens which are recorded as of the date hereof or which have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(l)           Takeover Statutes. Assuming the truth of the representations set forth in Section 6.2(u), the Board of Directors of the Company has taken all appropriate and necessary actions so that Section 203 of the DGCL will not apply to the Merger or the other transactions contemplated hereby. Assuming the truth of the representations set forth in Section 6.2(u), no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) of the Laws of Delaware is applicable or purports to be applicable to the Merger or the other transactions contemplated by this Agreement. No anti-takeover provision contained in the Company’s Charter or By-Laws is applicable to the Merger or the other Transactions.

(m)         Environmental Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) each of the Company and its Subsidiaries has obtained or timely applied for all Environmental Permits necessary for their operations as currently conducted and are in compliance with any Environmental Permits; (iii) to the Knowledge of the Company, there have been no Releases or threatened Releases of any Hazardous Substance at, on, under or from any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries, except for any such Release or threatened Release that is not reasonably likely to require any investigation and/or remediation under any Environmental Law; (iv) there is no Environmental Claim pending, and, to the Knowledge of the Company, there is no Environmental Claim threatened, or Environmental Circumstance pending or threatened, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against (x) any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries or (y) any person or entity whose liability for such Environmental Claim or Environmental Circumstance has been retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries; (v) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by any Governmental Entity or is subject to any indemnity or other agreement with any third party imposing liability under any Environmental Law.

(n)          Tax Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them on or prior to the date of this Agreement and all filed Tax Returns are complete and accurate in all material respects; and (ii) have paid or remitted all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which reserves have been established in accordance with GAAP. Except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this

Agreement there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the Knowledge of the Company, threatened in writing (other than, in each case, claims or assessments for which reserves have been established in accordance with GAAP). Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of section 355(a)(1)(A) of the Code in any distribution intended to qualify for tax-free treatment under section 355 of the Code occurring during the last 30 months. Since December 31, 2001, or, to the Knowledge of the Company, at any earlier time, neither the Company nor any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group, the common parent of which is the Company). Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any other person or entity under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign tax law) as a transferee or successor, or is bound by or has any obligation under any Tax sharing, Tax indemnification, or similar agreement, contract or arrangement, whether written or unwritten. Except as would not reasonably be expected to have a Company Material Adverse Effect, no jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing to the Company that the Company or any Subsidiary is required to file a Tax Return for such jurisdiction.

(o)          Labor Matters. Except in each case as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company to bargain with any labor union or labor organization, and (ii) there is no pending or, to the Knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Section 6.1(o) of the Company Disclosure Letter sets forth a list of all collective bargaining agreements to which the Company or any of its Subsidiaries is a party or is bound or is in the process of negotiating as of the date of this Agreement. Since January 1, 2003, neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law, without complying with the notice requirements of such laws.

(p)          Intellectual Property. Each of the Company and its Subsidiaries owns or has a valid right to use all Intellectual Property and Information Technology necessary to carry on its business as operated by it on the date of this Agreement, except where the absence of these rights has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is infringing or otherwise in conflict with asserted rights of others with respect to any Intellectual Property of third parties which would reasonably be expected to have a Company Material Adverse Effect, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any such infringement or conflict, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing or otherwise in conflict with the Intellectual Property owned by the Company or its Subsidiaries, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(q)          Affiliate Transactions. As of the date hereof, there are no transactions, arrangements or Contracts between the Company and its Subsidiaries, on the one hand, and its affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

(r)           Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

(s)           Insurance. Except for failures to maintain insurance coverage that have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2005, the Company and its Subsidiaries have maintained continuous insurance coverage with reputable insurers or self-insured, in each case in those amounts and covering those risks as are in accordance with normal industry practice for companies of the size and financial condition of the Company engaged in businesses similar to that of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries, except with respect to any cancellation or termination in accordance with the terms of the applicable insurance policy that has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(t)           Rights Agreement. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

(u)          Brokers and Finders. None of the Company, its Subsidiaries or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has retained Evercore Group, Inc., Lehman Brothers, Inc. and The Blackstone Group L.P. as the Company’s financial advisors, the arrangements with which have been disclosed to Parent prior to the date of this Agreement.

(v)          Regulation as a Utility. The Company is regulated as a public utility by the FERC and the PUCs of the states of Colorado, Kansas, Iowa, Missouri and Nebraska. Except as set forth above, neither the Company nor any Subsidiary of the Company is subject to regulation as a public utility (or similar designation) by any state in the United States or any foreign country or any other Governmental Entity. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

(w)         No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Asset Sale Agreement, the Partnership Interests Purchase Agreement or any of the exhibits, schedules or other documents attached hereto or thereto or delivered pursuant to any of the foregoing, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby or thereby, and no Person is authorized to make any representations and warranties on behalf of the Company.

6.2          Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Disclosure Letter or, to the extent the relevance of such disclosure is readily apparent therefrom, the Parent Reports as filed with the SEC prior to the date of this Agreement, Parent and Merger Sub hereby represent and warrant to the Company that:

(a)          Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as indicated in Section 6.2(a) of the Parent Disclosure Letter and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any person other than its Subsidiaries. Prior to the date of this Agreement, Parent has made available to the Company a complete and correct copy of Parent’s and Merger Sub’s Charter and By-Laws (which have not been amended since the date on which they were provided to the Company).

(b)          Capital Structure. (i) The authorized capital stock of Parent consists of 150,000,000 shares of Parent common stock, of which 80,354,744 shares of Parent Common Stock were issued and outstanding as of January 15, 2007, and 390,000 shares of preferred stock, par value $100 per share, 100,000 shares of which have been designated “3.80% Cumulative Preferred Stock” of which 100,000 shares were issued and outstanding as of January 15, 2007, 100,000 shares of which have been designated “4.50% Cumulative Preferred Stock” of which 100,000 shares were issued and outstanding as of January 15, 2007, 120,000 shares of which have been designated “4.35% Cumulative Preferred Stock” of which 120,000 shares were issued and outstanding as of January 15, 2007 and 70,000 shares of which have been designated “4.20% Cumulative Preferred Stock” of which 70,000 shares were issued and outstanding as of January 15, 2007. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Parent has no Parent Common Stock reserved for issuance, except that as of January 15, 2007, there was an aggregate of 1,878,929 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock-based plans and individual agreements evidencing the grant of awards under such plans, 952,221 shares of Parent Common Stock reserved for issuance through Parent’s Dividend Reinvestment and Direct Stock Purchase Plan, 5,750,000 shares of Parent Common Stock reserved for issuance pursuant to common stock purchase contracts associated with Parent’s FELINE PRIDES, and 1,775,000 shares of Common Stock reserved for issuance pursuant to a forward sale agreement with Merrill Lynch Financial Markets, Inc., and as of December 31, 2006, there were 1,171,073 shares of Parent Common Stock reserved for issuance under Parent’s Cash or Deferred Arrangement (“Employee Savings Plus”) Plan. Section 6.2(b) of the Parent Disclosure Letter contains a correct and complete list as of January 15, 2007 of (A) the number of outstanding Parent Options, the exercise price of each such Parent Option and number of shares of Parent Common Stock issuable at such exercise price and (B) the number of outstanding Parent performance shares and the number of shares of Parent Common Stock subject thereto. From January 15, 2007 to the date of this Agreement, Parent has not issued any shares of Parent Common Stock except pursuant to its Cash or Deferred Arrangement (“Employee Savings Plus”) Plan and its Dividend Reinvestment and Direct Stock Purchase Plan, and since January 15, 2007 to the date of this Agreement Parent has not issued any Parent Options, Parent performance shares, or any shares of its preferred stock. Except as set forth in this Section 6.2(b), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue, purchase or sell any shares of capital stock or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to sell to, subscribe for or acquire from Parent or any of its Subsidiaries, any equity securities of Parent, and no securities or obligations of Parent or any of its Subsidiaries evidencing those rights are authorized, issued or outstanding. Except as set forth in this Section 6.2(b), as of the date of this Agreement, Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of Parent on any matter.

(ii)  Each of the outstanding shares of capital stock or other equity securities of Merger Sub and each Subsidiary of Parent has been duly authorized and validly issued and is fully paid and nonassessable and owned by Parent or by a wholly-owned Subsidiary of Parent, free and clear of any Lien, except for those Liens as would not reasonably be expected to have a Parent Material Adverse Effect. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue, purchase or sell any shares of capital stock or other equity securities of any of Parent’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to sell to, subscribe for or acquire from Parent or any of its Subsidiaries any equity securities of any of Parent’s Subsidiaries, and no securities or obligations of Parent or any of its Subsidiaries evidencing these rights are authorized, issued or outstanding. There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly-owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Parent owned by Parent or any of its Subsidiaries.

(iii) All of the issued and outstanding shares of capital stock of Merger Sub are owned by Parent, and there are (A) no other equity interests or voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for equity interests or voting securities of Merger Sub and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity interests, other voting securities or securities convertible into or exchangeable for equity interests or other voting securities of Merger Sub.

(c)          Corporate Authority; Approval. Parent and Merger Sub each have the requisite corporate or similar power and authority to, and each has taken all corporate or similar action necessary to, execute, deliver and perform its obligations under this Agreement, the Asset Sale Agreement and the Partnership Interests Purchase Agreement and to consummate the transactions contemplated by this Agreement, the Asset Sale Agreement and the Partnership Interests Purchase Agreement, subject only, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, which will occur immediately after the execution and delivery of this Agreement by Merger Sub, and subject in the case of the Share Issuance to the Parent Requisite Vote. Each of this Agreement, the Asset Sale Agreement and the Partnership Interests Purchase Agreement has been duly executed and delivered by Parent and Merger Sub and are valid and binding agreements of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Board of Directors of Parent has (i) unanimously adopted resolutions approving this Agreement and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock required to be issued in the Merger and in respect of Company Options and Company Awards and recommending that the holders of Parent Common Stock vote in favor of the Share Issuance (the “Parent Recommendation”), (ii) received the separate opinions of Credit Suisse Securities (USA) LLC and Sagent Advisors, Inc., financial advisors to Parent, to the effect that the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view, and (iii) directed that this Agreement be submitted to the holders of Parent Common Stock for the purpose of acting on a proposal to approve the issuance of the shares of Parent Common Stock required to be issued in the Merger. The Parent Requisite Vote is the only vote of the stockholders of Parent required in connection with the Merger.

(d)          Governmental Filings; No Violations. (i) No consent, approval, order, license, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Asset Sale Agreement, the performance by Parent or its Subsidiaries of its obligations under this Agreement and the Asset Sale Agreement, and the consummation by Parent or its Subsidiaries of the Merger, the Share Issuance or the Asset Sale Agreement, except for those (A) required by (1) Section 2.3,

(2) the HSR Act, (3) the Exchange Act and the Securities Act, (4) Environmental Laws, (5) NYSE rules and regulations, (6) the FERC under Section 203 of the Power Act, and (7) the PUCs identified in Section 6.2(d)(i) of the Parent Disclosure Letter pursuant to applicable Laws regulating utilities (the items set forth above in clauses (2), (6) and (7) above being referred to as the “Material Parent Regulatory Consents”), and (B) that the failure to make or obtain would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, there are no facts or circumstances relating to Parent or any of its Subsidiaries that, in Parent’s reasonable judgment, would be reasonably likely to prevent or materially delay the receipt of the Material Parent Regulatory Consents.

(ii)  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Transactions will not, constitute or result in (A) a breach or violation of the Charter or By-Laws of Parent or Merger Sub, (B) a breach or violation of the certificate of incorporation, by-laws or similar organizational documents of the Subsidiaries of Parent, (C) a breach or violation of, or a default or termination (or right of termination) under, the acceleration of any obligations under, or the creation of any Lien on Parent’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon Parent or any of its Subsidiaries or, assuming the filings, notices, reports, consents, registrations, approvals, permits and authorizations referred to in Section 6.2(d)(i) are made or obtained, any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (D) any change in the rights or obligations of any party under any of Parent’s, Merger Sub’s or any of their respective Subsidiaries’ Contracts, except, in the case of clauses (B), (C) and (D)¸ for any breach, violation, termination, default, acceleration, creation or change that has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)          Reports; Financial Statements. (i) Parent has filed and furnished with the SEC all Parent Reports. Each Parent Report, as and when filed or furnished with the SEC, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley. As of their respective dates and as filed with the SEC (and, if amended or supplemented, as of the date of any such amendment or supplement) the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)   Parent maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act. These disclosure controls and procedures were designed by the management of Parent, or caused to be designed under their supervision, to ensure that material information relating to Parent, including its consolidated subsidiaries, is made known to the management of Parent by others within those entities, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent’s management has disclosed to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting in the case of clause (A) or (B), to the extent such deficiencies, weaknesses or fraud was discovered by Parent’s management as part of its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act). Any material change in internal control over financial reporting required to be disclosed in any Parent Report has been so disclosed.

(iii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in or incorporated by reference into the Parent Reports as filed with the SEC complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and present fairly in all material respects the financial position of Parent and its Subsidiaries, as of their dates, and the results of operations and cash flow for the periods set forth therein (subject to the notes and, in the case of unaudited statements, normal year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Parent), in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted in the Parent Reports as filed with the SEC.

(iv) Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act or Sections 302 and 906 of Sarbanes-Oxley with respect to the Parent Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under Sarbanes-Oxley. Since the effectiveness of Sarbanes-Oxley, neither Parent nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of Sarbanes-Oxley.

(v)   All filings required to be made by Parent or any of its Subsidiaries since January 1, 2005, under the PUHCA, the Energy Policy Act of 2005, the Power Act and applicable Laws governing public utilities have been filed with the SEC, the FERC or the applicable PUCs, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs, franchises, service agreements and related documents, and as of their respective dates, all of these filings complied with all requirements of applicable Law, except for filings the failure of which to make, or the failure of which to make in compliance with all requirements of applicable Law, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f)	Absence of Certain Changes; Absence of Undisclosed Liabilities.

(i)    Since the date of the most recent consolidated balance sheet included in the Parent Reports filed with the SEC prior to the date of this Agreement, no event, change or development has occurred which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

(ii)  There are no obligations or liabilities (whether absolute, contingent, accrued or otherwise) that would be required to be reflected on a consolidated balance sheet of Parent prepared in accordance with GAAP, except obligations, liabilities or contingencies (A) reflected on the consolidated balance sheets of Parent included in the Parent Reports as filed with the SEC prior to the date of this Agreement, (B) incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Parent Reports filed with the SEC prior to the date hereof, or (C) incurred prior to the date of this Agreement that are or would not reasonably be expected to have a Parent Material Adverse Effect. Except as disclosed in the Parent Reports as filed or furnished prior to the date of this Agreement, Parent has no off balance sheet arrangements (as defined in Item 303(a)(4) of Regulation S-K of the SEC).

(iii) Since the date of the most recent consolidated balance sheet included in the Parent Reports filed with the SEC prior to the date of this Agreement through the date of this Agreement, (A) Parent and its Subsidiaries have conducted their businesses in the ordinary course of businesses; (B) Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any of its capital stock (other than quarterly cash dividends of no more than $0.415 per share of Parent Common Stock, and dividends in respect of each class of preferred stock of Parent in accordance with its terms) or other equity interests, or split, combined or reclassified any of its capital stock or other equity interests; and (C) Parent and its Subsidiaries have not taken any action which, if taken (without consent) between the date hereof and the Effective Date, would constitute a breach of Section 7.1(b), other than actions in connection with entering into this Agreement.

(g)          Litigation. There are no civil, criminal or administrative actions, suits, arbitrations, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that have not had and would not reasonably be likely to have a Parent Material Adverse Effect. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree or award that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(h)	Employee Benefits.

(i)    Each Parent Compensation and Benefit Plan, other than Multiemployer Plans, is in substantial compliance with, to the extent applicable, ERISA, the Code, and other applicable Laws. Each Parent Compensation and Benefit Plan which is an ERISA Plan that is a Pension Plan and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for a favorable determination letter and no event has occurred and no condition exists which could reasonably be expected to adversely effect the qualified status of such plan. As of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened litigation relating to Parent Compensation and Benefit Plans, other than the Multiemployer Plans, except for routine claims for benefits and immaterial claims. Neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject Parent or any of its Subsidiaries to any material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither Parent nor any of its Subsidiaries has incurred or reasonably expects to incur any material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(ii)   No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Code (“Parent ERISA Affiliate”). Parent and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of Parent ERISA Affiliate), except as would not reasonably be expected to have a Parent Material Adverse Effect.

(iii) As of the date of this Agreement, all contributions required to be made under each Parent Compensation and Benefit Plan have been timely made and all obligations in respect of each Parent Compensation and Benefit Plan have been properly accrued and reflected to the extent required by GAAP on the most recent consolidated balance sheet as filed or incorporated by reference in Parent Reports prior to the date of this Agreement, except, in the case of each of the foregoing, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither any Parent Pension Plan nor any single-employer plan of any Parent ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Parent ERISA Affiliate has an outstanding funding waiver. Neither Parent nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plans or to any single-employer plan of any Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(i)           Compliance with Laws; Licenses. Parent and its Subsidiaries have not violated any Law, except for violations that have not had and would not reasonably be likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except as would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has obtained and is in compliance with all Permits necessary for the lawful conduct of its business as presently conducted, except for those the absence of which, or the failure to be in compliance with, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent is, and has been, in compliance in all material respects with Sarbanes-Oxley and the applicable listing standards and corporate governance rules and regulations of the NYSE. This Section 6.2(i) does not relate to matters with respect to employee benefits, which are the subject of Section 6.2(h), environmental matters, which are the subject of Section 6.2(m), tax matters, which are the subject of Section 6.2(n), or labor matters, which are the subject of Section 6.2(o).

(j)           Parent Material Contracts. Parent has filed or furnished with the SEC in the Parent Reports or provided to Company prior to date hereof, true and complete copies of all Parent Material Contracts entered into since January 1, 2005. All Parent Material Contracts are valid and in full force and effect and enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (i) they have previously expired or otherwise terminated in accordance with their terms or (ii) the failure to be in full force and effect would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any counterparty to any such Parent Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Material Contract, except in each case for those violations or defaults which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. No Parent Material Contract has been amended or modified prior to the date of this Agreement, except for amendments or modifications which have been filed or furnished with the SEC as an exhibit to a subsequently filed or furnished Parent Report, or provided to the Company prior to the date hereof.

(k)          Property. All properties and assets of Parent and its Subsidiaries, real and personal, material to the conduct of their businesses as of the date of this Agreement are, except for changes in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Parent Reports as filed prior to the date hereof, reflected, in all material respects in accordance with GAAP, and to the extent required thereby, on the most recent consolidated balance sheet of Parent included in the Parent Reports as filed with the SEC. Each of Parent and its Subsidiaries has legal title to, or a leasehold interest, license or easement in, its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than those Liens which are recorded as of the date hereof or which have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(l)           Takeover Statutes. No Takeover Statute of the Laws of Missouri, or anti-takeover provision contained in Parent’s or Merger Sub’s Charter or By-Laws, is applicable or purports to be applicable to the Merger or the other Transactions.

(m)         Environmental Matters. Except for those matters would not reasonably be expected to have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) each of Parent and its Subsidiaries has obtained or timely applied for all Environmental Permits necessary for their operations as currently conducted and are in compliance with any Environmental Permits; (iii) to the Knowledge of Parent, there have been no Releases or threatened Releases of any Hazardous Substance at, on, under or from any real property currently or formerly owned, leased or operated by Parent or its Subsidiaries, except for any such Release or threatened Release that is not reasonably likely to require any investigation and/or remediation under any Environmental Law; (iv) there is no Environmental Claim pending, and, to the Knowledge of Parent, there is no Environmental Claim threatened, or Environmental Circumstance pending or threatened, against Parent or any of its Subsidiaries or, to the Knowledge of Parent, against (x) any real property currently or formerly owned, leased or operated by Parent or its Subsidiaries or (y) any person or entity whose liability for such Environmental Claim or Environmental Circumstance has been retained or assumed either contractually or by operation of law by Parent or any of its Subsidiaries; and (v) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vi) neither Parent nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by any Governmental Entity or is subject to any indemnity or other agreement with any third party imposing liability under any Environmental Law.

(n)          Tax Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them on or prior to the date of this Agreement and all filed Tax Returns are complete and accurate in all material respects; and (ii) have paid or remitted all Taxes that are required to be paid or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which reserves have been established in accordance with GAAP. Except as would reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the Knowledge of Parent, threatened in writing

(other than, in each case, claims or assessments for which reserves have been established in accordance with GAAP). Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify for tax-free treatment under Section 355 of the Code occurring during the last 30 months. Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any other person or entity under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign tax law) as a transferee or successor, or is bound by or has any obligation under any Tax sharing, Tax indemnification, or similar agreement, contract or arrangement, whether written or unwritten.

(o)          Labor Matters. Except in each case as would not reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is the subject of any proceeding asserting that Parent or any of its Subsidiaries has committed an unfair labor practice or seeking to compel Parent to bargain with any labor union or labor organization, and (ii) there is no pending or, to the Knowledge of Parent, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Parent or any of its Subsidiaries. Section 6.2(o) of the Parent Disclosure Letter sets forth a list of all collective bargaining agreements to which Parent or any of its Subsidiaries is a party or is bound or is in the process of negotiating as of the date of this Agreement. Since January 1, 2003, neither Parent nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law, without complying with the notice requirements of such laws.

(p)          Affiliate Transactions. As of the date hereof, there are no transactions, arrangements or Contracts between Parent and its Subsidiaries, on the one hand, and its affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

(q)          Foreign Corrupt Practices and International Trade Sanctions. To the Knowledge of Parent, neither Parent, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

(r)           Insurance. Except for failures to maintain insurance coverage that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2005, Parent and its Subsidiaries have maintained continuous insurance coverage with reputable insurers or self-insured, in each case, in those amounts and covering those risks as are in accordance with normal industry practice for companies of the size and financial condition of

Parent engaged in businesses similar to that of Parent or its Subsidiaries. Neither Parent nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of Parent or any of its Subsidiaries, except with respect to any cancellation or termination in accordance with the terms of the applicable insurance policy that has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(s)          Brokers and Finders. None of Parent, its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has retained Credit Suisse Securities (USA) LLC and Sagent Advisors Inc. as its financial advisors.

(t)           Regulation as a Utility. Parent or certain of its Subsidiaries are regulated as public utilities by the FERC and the PUCs of the states of Kansas, Missouri, California, Connecticut, Delaware, Illinois, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Oregon, Pennsylvania, Rhode Island and Texas and the District of Columbia. Except as set forth above, neither Parent nor any Subsidiary or affiliate of Parent is subject to regulation as a public utility (or similar designation) by any state in the United States or in any foreign country or by any other Governmental Entity.

(u)          Ownership of Shares. As of the date of this Agreement, neither Parent nor any of its affiliates or associates owns (beneficially or of record) any Company Shares, and neither Parent nor any of its affiliates or associates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Company Shares.

(v)          Asset Sale Transactions. As of the date of this Agreement, Parent has no reason to believe that it will not be able to satisfy on a timely basis any of its obligations contained in the Asset Sale Agreement or the Partnership Interests Purchase Agreement. As of the date of this Agreement, this Agreement, the Asset Sale Agreement and the Partnership Interests Purchase Agreement, the Transition Services Agreement and the Letter of Intent are the sole agreements between Parent and Asset Purchaser and their affiliates with respect to the Transactions.

(w)         Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will have engaged in no other business activities, will have no other assets and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

(x)          No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Agreement, the Asset Sale Agreement and the Partnership Interests Purchase Agreement, or any of the exhibits, schedules or other documents attached hereto or thereto or delivered pursuant to any of the foregoing, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby or thereby, and no Person is authorized to make any representations and warranties on behalf of Parent or Merger Sub.

6.3          Representations and Warranties of the Asset Purchaser. Except as set forth in the Asset Purchaser Disclosure Letter, the Asset Purchaser hereby represents and warrants to the Company that:

(a)          Organization, Good Standing and Qualification. The Asset Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Dakota and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have an Asset Purchaser Material Adverse Effect.

(b)          Corporate Authority; Approval. The Asset Purchaser has the requisite corporate power and authority to, and it has taken all corporate action necessary to, execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Asset Purchaser and is a valid and binding agreement of the Asset Purchaser, enforceable against the Asset Purchaser in accordance with its terms. No vote or approval of the stockholders of the Asset Purchaser is required in connection with the execution, delivery or performance by the Asset Purchaser of its obligations under this Agreement.

(c)          Governmental Filings; No Violations. (i) No consent, approval, order, license, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to the Asset Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the performance by the Asset Purchaser of its obligations under this Agreement, except for those (A) required by (1) the HSR Act, (2) the Exchange Act and the Securities Act (in connection with the Asset Purchaser Financing), (3) Environmental Laws, (4) NYSE rules and regulations, (5) the FERC under Section 203 of the Power Act, and (6) the PUCs identified in Section 6.3(c)(i) of the Asset Purchaser Disclosure Letter pursuant to applicable Laws regulating utilities (the items set forth above in clauses (1), (5) and (6) being the “Material Asset Purchaser Regulatory Consents”), or (B) that the failure to make or obtain would not reasonably be expected to have an Asset Purchaser Material Adverse Effect. As of the date of this Agreement, the Asset Purchaser does not know of any facts or circumstances relating to the Asset Purchaser or any of its Subsidiaries, that, in the Asset Purchaser’s reasonable judgment, would be reasonably likely to prevent or materially delay the receipt of the Material Asset Purchaser Regulatory Consents.

(ii)  The execution, delivery and performance of this Agreement by the Asset Purchaser will not constitute or result in (A) a breach or violation of the Charter or By-Laws of the Asset Purchaser, (B) a breach or violation of, a default or termination (or right of termination) under, or the acceleration of any obligations under, or the creation of any Lien on the Asset Purchaser’s assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contract binding upon the Asset Purchaser or any of its Subsidiaries or, assuming the filings, notices, reports, consents, registrations, approvals, permits and authorizations referred to in Section 6.3(c)(i)

are made or obtained, any Law or governmental or non-governmental permit or license to which the Asset Purchaser or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Asset Purchaser’s Contracts, except, in the case of clauses (B) and (C)¸ for any breach, violation, termination, default, acceleration, creation or change that would not reasonably be expected to have an Asset Purchaser Material Adverse Effect.

(d)          No Other Representations and Warranties. Except for the representations and warranties of the Asset Purchaser contained in this Agreement, the Asset Sale Agreement, the Partnership Interests Purchase Agreement, or any of the exhibits, schedules or other documents attached hereto or thereto or delivered pursuant to any of the foregoing, the Asset Purchaser is not making and has not made, and no other Person is making or has made on behalf of the Asset Purchaser, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby or thereby, and no Person is authorized to make any representations and warranties on behalf of the Asset Purchaser.

ARTICLE VII

COVENANTS

7.1          Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, unless Parent otherwise approves in writing (which approval will not be unreasonably withheld or delayed), or except as otherwise expressly contemplated by this Agreement, disclosed in the Company Disclosure Letter or required by Law:

(i)    Ordinary Course of Business. The Company will, and will cause each of its Subsidiaries to, conduct the businesses of the Post-Sale Company in all material respects in the ordinary course and, to the extent consistent with past practices, the Company and its Subsidiaries will use commercially reasonable efforts to preserve the Post-Sale Company’s and its Subsidiaries’ business organizations intact, maintain their existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates, and retain the services of current key officers and employees;

(ii)   Charter Documents. The Company will not amend or allow to be amended the Charter or By-Laws of the Company or any of its Subsidiaries;

(iii) Dividends, Distributions, etc. The Company will not, and will not permit any of its Subsidiaries to: (A) split, combine, subdivide or reclassify its outstanding shares of capital stock; (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock or other equity interests, other than dividends or distributions by a wholly-owned Subsidiary of the Company to its parent; or (C) repurchase, redeem or otherwise acquire any shares of its capital stock, equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests, provided that (1) the Company may acquire Company Options, Company Stock Units and other Company Awards upon their exercise or settlement, (2) the Company may acquire Premium Income Equity Securities or Convertible Debentures upon their conversion or exchange, and (3) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(iv) Mergers and Consolidations. The Company will not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization except for (A) any such transactions between wholly-owned Subsidiaries of the Company or between the Company and any wholly-owned Subsidiary of the Company, provided the Company is the surviving entity, and (B) dispositions and acquisitions permitted by clauses (viii) and (x) below, respectively, effected by a means of a merger or consolidation of a Subsidiary of the Company;

(v)   Compensation and Benefits. None of the Company or any of its Subsidiaries will terminate, establish, adopt, enter into, make any new, or accelerate any existing, grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, or grant any rights to severance, termination or retention benefits under any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or employees, except for (A) grants of equity or equity based awards in the ordinary course of business, provided that awards shall not be made with respect to more than 350,000 Company Shares, and shall be made in accordance with Section 7.1(a) of the Company Disclosure Letter; (B) increases in salary or grants of annual bonuses in the ordinary course of business in connection with normal periodic performance reviews (including promotions) and the provision of individual compensation and benefits to new and existing directors, officers and employees of the Company and its Subsidiaries consistent with past practice (which shall not provide for benefits or compensation payable solely as a result of the consummation of the Transactions); (C) actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans existing as of the date of this Agreement; or (D) bonus payments to executives in compensation bands E through G, up to an aggregate of $500,000;

(vi) Indebtedness. None of the Company or any of its Subsidiaries will incur or modify (other than immaterial modifications not affecting the timing or amounts of payments due thereunder) any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities of the Company or any of its Subsidiaries except for (A) indebtedness or guarantees for borrowed money incurred to finance investments the Company is required to make under any Contract to which the Company is a party as of the date hereof as previously disclosed to Parent in writing; (B) indebtedness or guarantees for borrowed money incurred in the ordinary course of business to finance capital expenditures permitted by Section 7.1(a)(vii) or by Section 7.1 of the Company Disclosure Letter, to the extent not otherwise permitted by clause (A) above; (C) short-term indebtedness for working capital requirements; (D) indebtedness for money borrowed by any of the Company’s wholly-owned Subsidiaries, other than Aquila Colorado, LLC or the partnerships to be formed under the Partnership Interests Purchase Agreement, or any Subsidiary thereof, from the Company, or by the Company from any of its wholly owned Subsidiaries other than Aquila Colorado, LLC or the partnerships to be formed under the Partnership Interests Purchase Agreement, or any Subsidiary thereof; (E) indebtedness for borrowed money made in connection with the refinancing of existing indebtedness for borrowed money or indebtedness for borrowed money permitted to be incurred hereunder at a lower cost of funds and otherwise on terms that, in the aggregate, are not less favorable to the Company or its Subsidiaries than the terms of the indebtedness to be replaced, either at or prior to its stated maturity; or (F) interest rate hedges on customary terms not to exceed $150,000,000 of notional debt in the aggregate relating to the Company’s investment in the Iatan 1 and 2 electric generation stations, provided such hedges expire or otherwise terminate on or before the second anniversary of the date of this Agreement;

(vii)               Capital Expenditures. None of the Company or any of its Subsidiaries will make or commit to any capital expenditures relating to (A) the Post-Sale Company in excess of the amounts reflected on the “Grand Total (After Adjustments)” line of the Company’s capital expenditure budget (set forth in Section 7.1(a)(vii) of the Company Disclosure Letter) for the year in which those capital expenditures are made, plus an incremental amount of up to $26 million in 2007 and $27 million in 2008, respectively, and or (B) the Company's Kansas electric operations in excess of the amounts reflected on the “Kansas Electric” line of the Company's capital expenditure budget (as set forth in Section 7.1(a)(vii) of the Company Disclosure Letter) for the year in which those capital expenditures are made, plus an incremental amount of up to $4 million in 2007 and $10.2 million in 2008, respectively, except for capital expenditures (1) required under any Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement and a copy of which has been made available to Parent; or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) necessary to provide or maintain safe, adequate and reliable electric and natural gas service to its utility customers, provided that the Company shall consult, if reasonably possible, with Parent prior to making or agreeing to make any such expenditure;

(viii)             Dispositions. None of the Company or any of its Subsidiaries will transfer, lease, sublease, license, sell, mortgage, pledge guarantee, or encumber or otherwise dispose of any material property or assets (including capital stock of any of its Subsidiaries) applicable to the Post-Sale

Company except for (A) transfers, leases, licenses, subleases, Liens, sales, guarantees or other dispositions in the ordinary course of business, (B) Liens to secure indebtedness for borrowed money and hedges permitted to be incurred pursuant to this Section 7.1(a), or (C) transfers, leases, subleases, licenses, sales, guarantees, Liens, or other dispositions required under any Company Material Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement and copies of which have been made available to Parent; provided that the expenditure of cash by the Company and its Subsidiaries on matters permitted under this Agreement will not be regarded as a disposition of assets under this clause (viii);

(ix) Share Issuances. None the Company or any of its Subsidiaries will issue, pledge, dispose or encumber, deliver or sell shares of its capital stock or any other voting securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares except (A) any Company Shares issued pursuant to Company Options and Company Awards outstanding on the date of this Agreement, awards of Company Options and other Company Awards granted in accordance with this Agreement and Company Shares issuable pursuant to such options or awards, (B) the pro rata issuance by a Subsidiary of the Company of shares of its capital stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, to its stockholders or the issuance of such shares, securities, rights, warrants or options to the Company or any Subsidiary of the Company, and (C) the issuance of Company Shares pursuant to the conversion of any Premium Income Equity Securities or Convertible Debentures;

(x)   Acquisitions. None of the Company or any of its Subsidiaries will spend in excess of $5,000,000 individually or $20,000,000 in the aggregate to acquire any business which would be in included in the Post-Sale Company, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the execution of a binding agreement for the acquisition);

(xi) Accounting. None of the Company or any of its Subsidiaries will make any change to its accounting policies or procedures, except as required by changes in GAAP, applicable Law or regulatory accounting standards and practice;

(xii)              Taxes. None of the Company or any of its Subsidiaries will (A) make any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent in any material respect with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (B) enter into any closing agreement, settle or resolve any Tax controversy or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, with respect to any such controversy, claim, assessment or amount otherwise in dispute greater than $1,000,000 individually or

$10,000,000 in the aggregate. The Company and its Subsidiaries will use commercially reasonable efforts to continue to wind down in a tax-efficient manner any remnant foreign entities and operations existing as of the date of this Agreement;

(xiii)             Business Activities. None of the Company or any of its Subsidiaries will enter into any line of business in any geographic area other than the current and related lines of business of the Company or any of its Subsidiaries (which will include the current operations of Aquila Merchant Services, Inc. to the extent necessary for the cessation of its merchant trading business, but not the ongoing conduct of such business), and in geographic areas in which the Company or any of its Subsidiaries is currently conducting business, including the wind-down of the trading book of Aquila Merchant Services, Inc., but not further investments in such business; provided, however, that the restrictions in this Section 7.1(a)(xiii) will not apply to activities that do not relate to the Post-Sale Company;

(xiv)             Loans and Investments. Other than (A) investments in marketable securities and the provision of goods, commodities and services by the Company and its Subsidiaries to their respective customers in the ordinary course of business, (B) to the extent permitted by Section 7.1(a)(vii), capital investments in projects jointly owned by the Company or one of its wholly-owned Subsidiaries with any Person, and (C) to the extent permitted by Section 7.1(a)(x), none of the Company or any of its Subsidiaries will make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly-owned Subsidiary of the Company and other than as required under any Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement copies of which have been made available to Parent) in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(xv)               Insurance. The Company will, and will cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies of the size and financial condition of the Company, which are engaged in businesses similar to that of the Company and its Subsidiaries;

(xvi)              Material Contracts. Other than (A) in the ordinary course of business, (B) upon terms not materially adverse to the Post-Sale Company and its Subsidiaries, taken as a whole, or (C) as otherwise permitted under this Section 7.1, none of the Company or any of its Subsidiaries will enter into, amend, modify or breach in any material respect, terminate or allow to lapse (other than in accordance with its terms) any Company Material Contract, or any contract which would have been a Company Material Contract if in effect prior to the date hereof, in either case, relating to the Post-Sale Company;

(xvii)            Permits. Other than in the ordinary course of business, none of the Company or any of its Subsidiaries will amend in any material respect, breach in any material respect, terminate or allow to lapse, or become subject to default in any material respect or subject to termination any Permit material to the Post-Sale Company, other than (A) as required by applicable Law, and (B) compromises or settlements of litigation, actions, suits, claims, proceedings, investigations, tax controversies and tax closing agreements with, or approved by, Governmental Entities as permitted under Section 7.1(a)(xii) or 7.1 (a)(xviii);

(xviii)           Litigation. None of the Company or any of its Subsidiaries will enter into any compromise or settlement of any litigation, action, suit, claim, proceeding or investigation relating to the Post-Sale Company (excluding tax controversies and tax closing agreements, which shall be restricted solely to the extent set forth in Section 7.1(a)(xii)) in which the damages or fines to be paid by the Company (and not reimbursed by insurance) are in excess of $20,000,000 in the aggregate, or the non-monetary relief to be provided could reasonably be expected to materially restrict the prospective operation of the Post-Sale Company’s businesses;

(xix)              Collective Bargaining Agreements. The Company and its Subsidiaries will not negotiate the renewal or extension of any of the collective bargaining agreements listed in Section 6.1(o) of the Company Disclosure Letter without providing Parent with access to all information reasonably requested by Parent relating to the renewal or extension of any such collective bargaining agreement and permitting Parent to consult from time to time with the Company or its Subsidiaries and their counsel on the progress thereof; provided that the negotiation of such renewal or extension will be conducted in a manner consistent with past practice, and the Company and its Subsidiaries will not be obligated to follow any advice that may be provided by Parent during any such consultation;

(xx)               Regulatory Status. The Company and its Subsidiaries will not agree or consent to any material agreements or material modifications of material existing agreements or material courses of dealing with the FERC or any PUC in respect of the operations of the Post-Sale Company, except as required by Law to obtain or renew Permits, or agreements in the ordinary course of business consistent with past practice;

(xxi)              Waiver of Rights. The Company and its Subsidiaries will not modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement relating to the Post-Sale Company to which the Company or any Subsidiary is a party (it being agreed and acknowledged that the Company may grant waivers under any such standstill agreement to allow a third-party to submit an Acquisition Proposal for the Company to the extent that the Board of Directors of the Company determines in good faith (after consulting with outside legal counsel) that the failure to grant such waiver would be inconsistent with its fiduciary duties under applicable law);

(xxii)            No Restrictions on Future Business Activities. The Company and its Subsidiaries will not enter into any agreements that would limit or otherwise restrict in any material respect the Post-Sale Company or any of its Subsidiaries or any successor thereto, or that, after the Effective Time, would limit or restrict in any material respect Parent or any of its Subsidiaries (including the Surviving Company) or any successor thereto, from engaging or competing in any line of business or product line or in any geographic area (in each case, other than limitations on franchises, certificates of convenience or necessity or other rights granted under the same document);

(xxiii)           Actions to Impede Merger. Except as permitted under Section 7.2 and Article IX of this Agreement, the Company and its Subsidiaries will not take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(xxiv)           Rate Matters. Subject to applicable Law and except for non-material filings in the ordinary course of business consistent with past practice, the Company and its Subsidiaries shall consult with Parent prior to implementing any changes in the Company’s or any of its Subsidiaries’ rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting, in any such case, as relates to the Post-Sale Company, or executing any agreement with respect thereto that is otherwise permitted under this Agreement. In addition, the Company and its Subsidiaries will not agree to any settlement of any rate proceeding that would provide for a reduction in annual revenues or would establish a rate moratorium or phased-in rate increases (other than automatic cost pass-through rate adjustment clauses) for a duration of more than 1 year (it being agreed and acknowledged that, notwithstanding anything to the contrary herein, rate matters relating to the Post-Sale Company shall be restricted between the date of this Agreement and the Effective Time solely to the extent set forth in this Section 7.1(a)(xxiv) and not by any other provision hereof, except that the proceeding pursuant to Section 7.5(i) shall be governed solely by such section and not by this Section 7.1(a)(xxiv));

(xxv)            Affiliate Transactions. None of the Company or any of its Subsidiaries will enter into any transaction, arrangement or Contract with any of its affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons that would be required to be disclosed under Item 404 of Regulation S-K of the SEC, other than any transaction, arrangement or Contract on terms not less favorable to the Company and its Subsidiaries than would reasonably be available from third parties; and

(xxvi)           Agreement to do the Foregoing. None of the Company or any of its Subsidiaries will enter into any agreement to do any of the foregoing.

(b)       Parent covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, unless the Company otherwise approves in writing (which approval will not be unreasonably withheld or delayed), or except as otherwise expressly contemplated by this Agreement, disclosed in the Parent Disclosure Letter or required by Law:

(i)    Ordinary Course of Business. Parent will, and will cause each of its Subsidiaries to, conduct its businesses in all material respects in the ordinary course and consistent with the strategic plan disclosed in the Parent Disclosure Letter and, to the extent consistent with past practices, Parent and its Subsidiaries will use commercially reasonable efforts to preserve their respective business organizations intact, maintain their existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates, and retain the services of current key officers and employees;

(ii)   Charter Documents. Parent will not amend or allow to be amended the Charter or By-Laws of Parent or any of its Subsidiaries;

(iii) Dividends, Distributions, etc. Parent will not, and will not permit any of its Subsidiaries to: (A) split, combine, subdivide or reclassify its outstanding shares of capital stock; (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock or other equity interests, other than dividends or distributions by a Subsidiary of Parent to its parent and other than regular quarterly dividends of no more than $0.415 per share on Parent Common Stock and dividends on each series of Parent’s preferred stock in accordance with its terms, declared and paid in accordance with, and with a record date set on a date consistent with, past practice; or (C) repurchase, redeem or otherwise acquire any shares of its capital stock, equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests; provided that (1) Parent may acquire Parent Options and other awards under Parent’s stock- based plans upon their exercise or settlement and (2) each wholly-owned Subsidiary of Parent may repurchase, redeem or otherwise acquire shares of its capital stock or securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(iv) Reorganizations. Parent will not adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)   Dispositions. Except as permitted by Section 7.2, neither Parent nor any of its Subsidiaries will transfer, lease, license, sublease, sell, or otherwise dispose of any material property or assets (including capital stock of any of its Subsidiaries), except for (A) transfers, sales, or other dispositions in the ordinary course of business, (B) transfers, sales, guarantees, Liens, or other dispositions required under any Parent Material Contract to which Parent or any of its Subsidiaries is a party as of the date of this Agreement, (C) transfers, sales or other dispositions by Parent or any of its Subsidiaries of businesses, property or assets that are not regulated by the Missouri Public Service Commission or Kansas Corporation Commission, and (D) transfers, sales or other dispositions of property or assets with a fair market value of more than $100,000,000 in the aggregate; provided, that the expenditure of cash by Parent and its Subsidiaries on matters permitted under this Agreement will not be regarded as a disposition of assets under this clause (v);

(vi) Share Issuances. Parent will not issue, pledge, dispose or encumber, deliver or sell Parent Common Stock, or securities convertible into or rights, warrants or options to acquire Parent Common Stock, exceeding 15,000,000 shares of Parent Common Stock in the aggregate;

(vii) Acquisitions. Neither Parent nor any of its Subsidiaries will spend in excess of $100,000,000 in the aggregate to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition);

(viii) Actions to Impede Merger. Except as permitted under Section 7.2 and Article IX of this Agreement, Parent and its Subsidiaries will not take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(ix) Kansas Electric Sale. Parent and its Subsidiaries will not take any action that is intended or would reasonably be expected to impede, impair or materially delay the sale of the Company’s Kansas electric utility business;

(x) Agreement to do the Foregoing. None of Parent or any of its Subsidiaries will enter into any agreement to do any of the foregoing; and

(xi) Actions of Merger Sub. Parent will not permit Merger Sub to take, or to commit to take prior to the Closing, any action except for actions in connection with the Transactions and the other transactions contemplated hereby as expressly set forth in this Agreement.

7.2	Acquisition Proposals

(a)       No Solicitation or Negotiation. Each of the Company and Parent agrees that neither it nor any of its respective Subsidiaries nor any of its or its respective Subsidiaries’ officers and directors will, and each of the Company and Parent will not authorize its and its respective Subsidiaries’ Representatives to, and will use its reasonable best efforts to instruct and cause its and its respective Subsidiaries’ Representatives not to, directly or indirectly:

(i)    initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or is reasonably expected to constitute, an Acquisition Proposal;

(ii)   engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person who has made, or proposes to make, an Acquisition Proposal;

(iii) afford access to the properties, books or records of the Company or Parent, as applicable, or any of their respective Subsidiaries to any Person that has made, or to the Knowledge of the Company or to the Knowledge of Parent, as applicable, is considering making, any Acquisition Proposal;

(iv) except as permitted under Section 7.2(b)(ii), enter into any letter of intent or agreement in principle or any agreement or understanding providing for any Acquisition Proposal; or

(v)   except as permitted under Section 7.2(b)(ii), propose publicly or agree to any of the foregoing relating to an Acquisition Proposal.

Notwithstanding the foregoing, prior to (but not after) the time (A) in the case of the Company, this Agreement is approved by the Company’s stockholders pursuant to the Company Requisite Vote or (B) in the case of Parent, the Share Issuance is approved by Parent’s stockholders pursuant to the Parent Requisite Vote, as applicable, the Company’s Board of Directors or Parent’s Board of Directors, as applicable, may (1) provide information (including to potential debt or equity financing sources and potential asset purchasers and their respective potential debt and equity financing sources) in response to a request by a Person or Persons who has or have made a bona fide written Acquisition Proposal that was not initiated, solicited, facilitated or encouraged in violation of this Section 7.2 (a) if the Company or Parent, as applicable, receives from the Person or Persons so requesting the information an executed confidentiality agreement no more favorable in any material respect to such Person or Persons than the Parent Confidentiality Agreement is to Parent, provided that all such information is concurrently furnished to Parent and to the Asset Purchaser, or to the Company, as applicable, to the extent not previously furnished, in the same form provided to such Person or Persons (and/or its or their respective potential debt or equity financing sources and potential asset purchasers and their respective potential debt and equity financing sources); and/or (2) engage in discussions or negotiations with any Person or Persons who has or have made a bona fide written Acquisition Proposal that was not initiated, solicited, facilitated or encouraged in violation of this Section 7.2(a), if, in each case, the Board of Directors of the Company or Parent, as applicable, determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to take this action would be inconsistent with its fiduciary duties under applicable Law; and in the case referred to in clause (2) above, if the Board of Directors of the Company or

Parent, as applicable, determines in good faith that the Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(b)	Board of Directors Recommendation.

(i)    The Board of Directors of the Company or Parent, as applicable, and each committee thereof will not:

(A)    except as expressly permitted by this Section 7.2, withhold or withdraw the Company Recommendation or the Parent Recommendation, as applicable, or approve or recommend to the Company’s stockholders or Parent’s stockholders, as applicable, any Acquisition Proposal; or

(B)      cause or permit the Company or Parent, as applicable, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement for any Acquisition Proposal, other than a confidentiality agreement pursuant to Section 7.2(a).

(ii)   Notwithstanding Section 7.2(b)(i), prior to (but not after) the time (A) in the case of the Company, this Agreement is approved by the Company’s stockholders pursuant to the Company Requisite Vote or (B) in the case of Parent, the Share Issuance is approved by Parent’s stockholders pursuant to the Parent Requisite Vote, as applicable, the Company’s Board of Directors or Parent’s Board of Directors, as applicable, may (1) withhold or withdraw the Company Recommendation or the Parent Recommendation, as applicable, if the Board of Directors of the Company or Parent, as applicable, determines in good faith (after consultation with its financial advisers and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (2) approve or recommend to the stockholders of the Company or Parent, as applicable, any Superior Proposal made after the date of this Agreement (this action, a “Superior Proposal Action”) if the Board of Directors of the Company or Parent, as applicable, determines in good faith (after consultation with its financial advisers and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that the Company’s Board of Directors or Parent’s Board of Directors, as applicable, may not take a Superior Proposal Action unless the Company or Parent, as applicable, has given Parent or the Company, as applicable, written notice of its Board of Directors’ intention to take this action at least six business days prior to its Board of Directors’ taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Company Adverse Recommendation Event entitling Parent to terminate this Agreement pursuant to Section 9.4(a) or a Parent Adverse Recommendation Event entitling the Company to terminate this Agreement pursuant to Section 9.3(a)). The Company or Parent, as applicable, agrees that (x) during the six-business day period prior to its taking any Superior Proposal Action, Parent and the Asset Purchaser or the Company, as applicable, will be permitted to propose to the Company or Parent, as applicable, revisions to the terms of the transactions contemplated by this Agreement, and Parent and the Asset Purchaser or the Company, as applicable, and their respective Representatives will, if requested by Parent and the Asset Purchaser or the Company, as applicable, negotiate in good faith with Parent and the Asset Purchaser or the Company, as applicable, and their respective Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent and the Asset Purchaser or the Company, as applicable, and (y) the Company or Parent, as applicable, may take any Superior Proposal Action with respect to an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent and the Asset Purchaser or the Company, as applicable, have agreed prior to the expiration of such six-business day period.

(c)       Certain Permitted Disclosure. Nothing contained in this Section 7.2 will be deemed to prohibit the parties from complying with their disclosure obligations under applicable Law, including under Rules 14d-9, 14e-2 and 10b-5 of the Exchange Act, provided that neither the Company nor Parent, as applicable, shall withhold or withdraw the Company Recommendation or Parent Recommendation, as applicable, or approve or recommend any Acquisition Proposal other than in compliance with Section 7.2(b).

(d)       Existing Discussions. Each of the Company and Parent will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. Each of the Company and Parent will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 7.2(a) of the obligations undertaken in this Section 7.2. Each of the Company and Parent will promptly request each Person that has previously executed a confidentiality agreement in connection with its consideration of acquiring the Company, Parent or any of their Subsidiaries or any other transaction the proposal of which would constitute an Acquisition Proposal to return or destroy all confidential information previously furnished to that Person by or on behalf of the Company, Parent or any of their respective Subsidiaries.

(e)       Notice. Each of the Company and Parent will promptly (and, in any event, within 36 hours) notify Parent and the Asset Purchaser or the Company, as applicable, orally and in writing, of any (i) inquiries, proposals or offers received after the date of this Agreement with respect to an Acquisition Proposal, (ii) request received after the date of this Agreement for non-public information from a Person who has made, or proposes to make, an Acquisition Proposal, or (iii) discussions or negotiations which are sought to be initiated or continued after the date of this Agreement by a Person who has made, or proposes to make, an Acquisition Proposal. In connection with this notice, the Company or Parent, as applicable, will indicate the name of the Person and the material terms and conditions of any Acquisition Proposal and thereafter will keep Parent and the Asset Purchaser or the Company, as applicable, informed, on a current basis, of the status and terms of any Acquisition Proposal (including any material amendments) and the status of any discussions or negotiations, including any change in the Company’s or Parent’s intentions, as applicable, as previously notified. Each of the

Company and Parent will deliver to Parent and the Asset Purchaser or the Company, as applicable, a new notice with respect to each Acquisition Proposal that has been revised or modified and, prior to taking any Superior Proposal Action with respect to any revised or modified Acquisition Proposal, a new six-business day period will commence, for purposes of Section 7.2(b)(ii), from the time Parent and the Asset Purchaser or the Company, as applicable, receives the notice.

7.3	Information Supplied.

(a)       Parent and the Company will promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will promptly prepare and file with the SEC the registration statement required to be filed in connection with the Share Issuance (including the joint proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof) (the “Registration Statement”). Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after this filing, and promptly thereafter, Parent and the Company will mail the Prospectus/Proxy Statement to their respective stockholders.

(b)       The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement will, at the date of mailing to stockholders and at the times of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act.

7.4	Stockholders Meetings.

(a)       The Company will take, in accordance with applicable Law and its Charter and By-laws, all action necessary to duly call, give notice of, convene and hold a Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective. Subject to Section 7.2(b)(ii), the Company’s Board of Directors will recommend in the Prospectus/Proxy Statement and at the Company Stockholders Meeting that the holders of Company Shares approve this Agreement and the other transactions contemplated hereby and will take all lawful action to solicit such approval.

(b)       Parent will take, in accordance with applicable Law and its Charter and By-laws, all action necessary to duly call, give notice of, convene and hold a Parent Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective. Subject to Section 7.2(b)(ii), Parent’s Board of Directors will recommend in the Prospectus/Proxy Statement and at Parent Stockholders Meeting that the holders of Parent

Common Stock approve the Share Issuance and will take all lawful action to solicit such approval.

(c)       The parties will cooperate in an effort to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day at the same time.

7.5          Filings; Other Actions; Notification. (a) Each of Parent and the Company will cooperate with each other and use, and will cause its respective Subsidiaries to use, their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws to consummate and make effective the Merger and the Transactions as promptly as practicable after the date of this Agreement. Without limiting the foregoing, Parent and the Company will prepare and file, or cause to be prepared and filed, all documentation necessary or appropriate to effect all notices, reports and other filings required to be filed with any Governmental Entity or other third party and to obtain, as promptly as reasonably practicable after the date of this Agreement, all consents and approvals of Governmental Entities and other third parties necessary or appropriate in connection with the Transactions, and each of Parent and the Company will use its reasonable best efforts to obtain, as promptly as reasonably practicable after the date of this Agreement, all such consents and approvals (including the use of such efforts by the Company with respect to the Subsequent Merger, but only if Parent shall have provided notice to the Company of Parent’s election that such efforts be so used). Except for actions permitted under Section 7.2 and Article IX, the Company and Parent will not take or permit any of their respective Subsidiaries to take any action that would reasonably be expected to prevent or materially delay the Merger, the obtaining of the Merger Regulatory Closing Consents, or the consummation of the Transactions.

(i)    Prior to the Effective Time, neither Parent nor any of its Subsidiaries will enter into any agreement for the sale, transfer or other disposition of any of the public utilities owned by the Company or any of its Subsidiaries or announce or disclose any intention to enter into or effect any such agreement or transaction other than the Asset Sale Transactions, without the prior written consent of the Company.

(ii)   Nothing in this Section 7.5(a) will require, or be construed to require, (A) the Company to agree or consent to the Company or any of its Subsidiaries taking or refraining from taking any action or engaging in or refraining from any conduct, or agreeing to any restriction, condition or conduct, with respect to any of the businesses, assets or operations of the Company or any of its Subsidiaries, if this action, restriction, condition or conduct would take effect prior to the Closing or is not conditioned on the Closing occurring, or (B) Parent to take or refrain from taking, or to cause any of its Subsidiaries (including the Post-Sale Company and its Subsidiaries) to take or refrain from taking, any action or to engage in any conduct, or to agree or consent to Parent, the Company or any of their respective Subsidiaries taking any action, or agreeing to any restriction, condition or conduct, with respect to any of the businesses, assets or operations of Parent, the Company or any of their respective Subsidiaries, if (1) the cumulative impact of these actions, restrictions, conditions and conduct relating to the Company or any of its Subsidiaries would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities (contingent or otherwise), business or results of operations of the Post-Sale Company and its Subsidiaries, taken as a whole, (2) the cumulative impact of these actions, restrictions, conditions and conduct relating to Parent or any of its Subsidiaries would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities (contingent or otherwise), business or results of operations of Parent and its Subsidiaries, taken as a whole, or (3) the cumulative impact of these actions, restrictions, conditions and conduct relating to the assets and partnership interests being transferred under the Asset Sale Agreement and the Partnership Interests Purchase Agreement would reasonably be expected to have a material adverse effect on the financial condition, properties, assets, liabilities (contingent or otherwise), business or results of operations of such assets and partnership interests, considered together (each, a “Regulatory Material Adverse Effect”); it being understood that (X) any requirement for the divestiture of assets of Parent, the Post-Sale Company or any of the Subsidiaries of either may be taken into account in determining whether a Regulatory Material Adverse Effect would reasonably be expected to occur, and (Y) for purposes of determining whether a Regulatory Material Adverse Effect would reasonably be expected to occur both the positive and negative effects of any actions, conduct, restrictions and conditions, including any sale, divestiture, licensing, lease, disposition or change or proposed change in rates, will be taken into account.

(iii) To the extent permitted by Law, Parent and the Company will have the right to review in advance, and each will consult the other on, the form, substance and content of any filing to be made by Parent or the Company or any of their respective Subsidiaries with, or any other written materials submitted by any of them to, any third party and/or any Governmental Entity in connection with the Merger and the other Transactions (including the Registration Statement). To the extent permitted by Law each of Parent and the Company will provide the other with copies of all correspondence between it or any of its Subsidiaries (or its or their Representatives) and any Governmental Entity relating to the transactions contemplated by this Agreement and the transactions contemplated by the Asset Sale Agreement, and will use reasonable best efforts to ensure that all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement will include Representatives of Parent and the Company.

(iv) To the extent permitted by Law, the Company will have the right to review in advance, and the Asset Purchaser will consult with the Company on, the form, substance and content of any filing to be made by the Asset Purchaser or any of its Subsidiaries with, or any other written materials submitted by any of them to, any third party and/or any Governmental Entity in connection with the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Asset Sale Agreement. To the extent permitted by Law the Asset Purchaser will provide the Company with copies of all correspondence between the Asset Purchaser or any of its

Subsidiaries (or its or their Representatives) and any Governmental Entity relating to the transactions contemplated by this Agreement and the transactions contemplated by the Asset Sale Transactions, and will use reasonable best efforts to ensure that all telephone calls and meetings with a Governmental Entity regarding the Asset Sale Transactions will include Representatives of the Company.

(b)       To the extent permitted by Law, each of the Company, Parent and the Asset Purchaser will, upon request by any other, furnish the others with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as the case may be, and those other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or the Asset Purchaser or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transactions, including in connection with any registration statement to be filed by the Asset Purchaser with respect to obtaining the Asset Purchaser Financing.

(c)       The Company shall use its reasonable best efforts in cooperation with Parent to obtain the authorizations necessary under section 305(a) of the Federal Power Act and sections 393.210 and 393.220, RSMo., to permit a portion of the proceeds of the Asset Sale Transactions to be used to pay the cash Merger Consideration. Parent acknowledges that its obligations under this Agreement, including its obligation to consummate the Merger and deposit (or cause to be deposited with the Exchange Agent) the cash to be paid to the stockholders of the Company in the Merger, are not conditioned upon or subject to receipt of these authorizations or of an alternate source of funds for payment of the cash Merger Consideration.

(d)       The Company will use reasonable best efforts to furnish to Parent financial information regarding the Company and to assist Parent in preparing financial statements and pro forma financial information, in each case that in Parent’s reasonable judgment may be required to be included in the Registration Statement and in any prospectus, offering memorandum or other offering document or materials that may be prepared in connection with any financing transactions undertaken by Parent on or prior to the Closing Date. The Company will use its commercially reasonable efforts to cause its independent auditors to deliver customary “comfort” letters in connection with any such financing transactions.

(e)       Each of Parent, the Company and the Asset Purchaser will keep the others apprised of the status of matters relating to completion of the Merger, the other transactions contemplated hereby and the transactions contemplated by the Asset Sale Agreement and the Partnership Interests Purchase Agreement, including promptly furnishing the others with copies of (i) any notice or other communication received by Parent, the Company or the Asset Purchaser, as the case may be, or any of their respective Subsidiaries with respect to the Merger, the other transactions contemplated by this Agreement or Asset Sale Transactions regarding the occurrence or existence of (A) the breach in any material respect of a representation, warranty or covenant made by the other in this Agreement, (B) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (C) a Company Material Adverse Effect, Parent Material Adverse Effect or Asset Purchaser Material Adverse

Effect; (ii) any notice or other communication (other than routine notices or communications in the ordinary course of business) from any Governmental Entity with respect to the transactions contemplated hereby; (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby. Each of Parent, the Company and the Asset Purchaser will promptly notify the others of (A) the commencement or, to the Knowledge of the Company, the Knowledge of Parent or the knowledge of the executive officers of the Asset Purchaser, threatened commencement of any material claims, suits, actions, charges or proceedings before any Governmental Entity or any arbitration against the Company, Parent, the Asset Purchaser or any of their respective Subsidiaries, (B) to the Knowledge of the Company, the Knowledge of Parent or the knowledge of the executive officers of the Asset Purchaser, the commencement of any investigations or formal or informal inquiries by any Governmental Entity against or relating to the Company, Parent, the Asset Purchaser or any of their respective Subsidiaries, (C) the commencement of any material internal investigations or the receipt of any material and reasonably credible whistle-blower complaints relating to the Company, Parent or the Asset Purchaser, or any of their respective Subsidiaries and (D) the entry of any material judgments, decrees, injunctions or orders of any Governmental Entity relating to the Company, Parent or the Asset Purchaser, or any of their respective Subsidiaries.

(f)       The Asset Purchaser will keep the Company and Parent apprised of the status of matters relating to completion of the Asset Sale Transactions, including promptly furnishing the Company with copies of any notice or other communication received by the Asset Purchaser or any of its Subsidiaries from any third party and/or any Governmental Entity with respect to the Asset Sale Transactions.

(g)       Each of Parent and the Company will use commercially reasonable efforts to cause to be delivered to the other and the other’s directors a letter of its independent auditors, dated (i) the date on which the Registration Statement will become effective and (ii) the Closing Date, and addressed to the other and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(h)       The Company will cooperate with Parent and use, and will cause its Subsidiaries to use, commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part to enable Parent and Merger Sub to perform their obligations under the Transition Services Agreement.

(i)        The Company agrees to take the rate actions contemplated by Section 7.5(i) of the Company Disclosure Letter, if and to the extent applicable.

7.6	Access; Consultation.

(a)       To the extent permitted by Law, upon reasonable notice, each of Parent and the Company will (and will cause its Subsidiaries to) afford the other and the other’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, and permit such party to review its properties, books, contracts and records (including any amendments, modifications or supplements thereto) and, during such period, each will (and will cause its Subsidiaries to) furnish promptly to the other all information concerning its or any of its Subsidiaries’ business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 7.6(a) will affect or be deemed to modify any representation or warranty made by any party hereunder; and provided, further, that the foregoing will not require a party to permit any inspection, or to disclose any information, that in such party’s reasonable judgment would (i) result in the disclosure of any trade secrets of third parties, (ii) violate any of its obligations to a third party with respect to confidentiality if such party has sought to obtain the consent of such third party to any inspection or disclosure, or (iii) result in a waiver of attorney-client privilege.

(b)       Notwithstanding anything herein to the contrary, neither Parent nor any of its Subsidiaries or Representatives will have the right to conduct environmental sampling or testing on any of the properties of the Company or its Subsidiaries prior to the Effective Time. All requests for information made pursuant to this Section 7.6 will be directed to an executive officer of the Company or Parent, as the case may be, or that Person as may be designated by any executive officer, as the case may be. All information shared by the parties and their respective Representatives will be subject to the Parent Confidentiality Agreement and subject to section 8.2 of the Asset Sale Agreement.

7.7          Affiliates. The Company will, prior to the Effective Time, deliver to Parent a list identifying all persons who, to the Knowledge of the Company, may be deemed as of the date of the Company Stockholders Meeting to be affiliates of the Company for purposes of Rule 145 under the Securities Act. The Company will use its reasonable best efforts to cause each person identified on such list to deliver to Parent, not later than five business days prior to Closing, a written agreement substantially in the form attached as Exhibit A.

7.8          Stock Exchange Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and in respect of Company Options and Company Awards and other outstanding equity awards under the Company’s stock-based plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

7.9	Publicity.

(a)       The initial press release with respect to the Transactions will be a press release issued by Parent, the Company, and the Asset Purchaser.

(b)       The Company, Parent and the Asset Purchaser will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect to the Transactions, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or any self-regulatory organization, and except any consultation that would not be reasonably practicable as a result of requirements of Law.

7.10       Employee Matters. (a) Parent will cause the Surviving Company to, and the Surviving Company will, honor all Company Compensation and Benefit Plans in accordance with their terms as in effect immediately before the Effective Time and Parent will cause the Surviving Company to, and the Surviving Company will, honor all changes to the Company Compensation and Benefit Plans required by applicable Law. Parent and the Surviving Company will, commencing at the Effective Time and extending through December 31 of the calendar year following the calendar year in which the Effective Time occurs, provide or cause to be provided to the Active Affected Employees (other than employees covered by a collective bargaining agreement) compensation and employee benefits (excluding (i) payments or benefits made by reason of the Merger and the other transactions contemplated by this Agreement, (ii) equity or equity based compensation and (iii) change in control or retention payments) that are no less favorable in the aggregate than provided to the Active Affected Employees immediately before the Closing Date; provided that in determining the timing, amount and terms and conditions of equity compensation and other incentive awards to be granted to the Active Affected Employees, Parent will, and will cause its Subsidiaries to, treat in a substantially similar manner Active Affected Employees and similarly situated other employees of Parent and its Subsidiaries (including by reason of job duties and years of service). Notwithstanding the foregoing, except as provided in this Agreement, nothing contained in this Agreement obligates Parent, the Surviving Company or any affiliate of either to (i) maintain any particular Company Compensation and Benefit Plan or (ii) retain the employment of any Active Affected Employee. However, Parent will, or will cause the Surviving Company to participate in Parent’s severance plan following the Closing, in accordance with the terms of such plan, giving effect to the Active Affected Employees service with the Company and its affiliates. Parent shall continue to maintain such plan until at least December 31 of the year following the calendar year in which the Effective Time occurs.

(b)       Parent agrees that, for purposes of determining eligibility to participate and vesting (but not for purposes of accrual of pension benefits) under the employee benefit plans, policies or arrangements of Parent and its affiliates providing benefits to any Active Affected Employees after the Effective Time, each Active Affected Employee will receive credit for his or her service with the Company and its affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its affiliates have given credit for prior service) to the same extent that the Affected Employee was entitled, before the Effective Time, to credit for this service under any similar or comparable Company Compensation and Benefit Plans (except to the extent this credit would result in a duplication of accrual of benefits). In addition, if Active Affected Employees or their dependents are included in any medical, dental, health or other welfare benefit plan, program or arrangement (a “Successor Plan”) other than the plan or plans in which they participated immediately prior to the Effective Time (a “Prior Plan”), each Active Affected Employee immediately will be eligible to participate, without any waiting time, in any and all Successor Plans and these Successor Plans will not include any restrictions, limitations or exclusionary provisions with respect to pre-existing conditions, exclusions, any actively-at-work requirements or any proof of insurability requirements (except to the extent these exclusions or requirements were applicable under any similar Prior Plan at the time of commencement of participation in such Successor Plan), and any eligible expenses incurred by any Active Affected Employee and his or her covered dependents during the portion of the plan year of the Prior Plan ending on the date of the Active Affected Employee’s commencement of participation in the Successor Plan begins will be taken into account under the Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the Active Affected Employee and his or her covered dependents for the applicable plan year as if these amounts had been paid in accordance with the Successor Plan.

(c)       Parent will, or will cause the Surviving Company and its Subsidiaries to, honor the terms of any collective bargaining agreements to which the Company or any of its Subsidiaries is a party.

(d)       Parent will or will cause the Surviving Company to, take all actions set forth in Section 7.10(d) of the Company Disclosure Letter.

7.11       Expenses. Except as set forth in Sections 9.5(b) and 9.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement will be paid by the party incurring such expense; provided that (a) the Company and Parent will each bear and pay one-half of the filing fees required to be paid in connection with the filings under the HSR Act of the pre-merger notification and report forms relating to the Merger and the costs and expenses incurred in connection with the printing and mailing of the Prospectus/Proxy Statement; (b) Parent will promptly upon request of the Company reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company in connection with its performance of its obligations under Sections 7.5(d) in connection with any prospectus, offering memorandum or other materials relating to a financing transaction undertaken as proposed to be undertaken by Parent; and (c) Parent and the Asset Purchaser will promptly upon request of the Company reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company at the request of Parent or the Asset Purchaser, as the case may be, in connection with its performance of its obligations under Section 7.5(h), which expenses shall be paid (i) by Parent, in the case of expenses in connection with obligations, the cost of which would be borne by Parent pursuant to Section 2.1 of the Transition Services Agreement, or as requested by Parent, (ii) by the Asset Purchaser, in the case of expenses in connection with obligations, the cost of which would be borne by the Asset Purchaser pursuant to Section 2.1 of the Transition Services Agreement, or as requested by the Asset Purchaser and (iii) 50% by Parent and 50% by the Asset Purchaser, in the case of expenses in connection with obligations, the cost of which would be borne 50% by Parent and 50% by the Asset Purchaser pursuant to Section 2.2 of the Transition Services Agreement.

7.12       Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent and the Surviving Company will, jointly and severally, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to their capacities as directors or officers of the Company or any of its Subsidiaries or as fiduciaries under Company Compensation and Benefit Plans (or trusts thereunder) at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, (i) to the same extent these individuals are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to its Charter and By-Laws and indemnification agreements, if any, in existence on the date of this Agreement with, or for the benefit of, any of these individuals and (ii) without regard to the limitations in clause (i) above, to the fullest extent permitted by Law.

(b)       Any Indemnified Party wishing to claim indemnification under Section 7.12(a), upon learning of any claim, action, suit, proceeding or investigation, will promptly notify Parent and the Surviving Company, but the failure to so notify shall not relieve Parent and the Surviving Company of any liability they may have to such Indemnified Party if such failure does not materially prejudice Parent or the Surviving Company, as the case may be. In the event of any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Company will have the right to assume the defense and the Surviving Company will not be liable to the Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that, if the Surviving Company elects not to assume the defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Company will pay all reasonable fees and expenses of this counsel for the Indemnified Parties promptly; provided, however, that the Surviving Company will be obligated pursuant to this Section 7.12(b) to pay for only one firm of counsel for all Indemnified Parties in any matter in any jurisdiction (unless there is a conflict of interest as provided above), (ii) the Indemnified Parties will cooperate in the defense of any matter and (iii) the Surviving Company will not be liable for any settlement effected without its prior written consent.

(c)       Parent will cause the Surviving Company to, and the Surviving Company will, for a period of six years after the Effective Time, maintain D&O Insurance with coverage in amount and scope at least as favorable as the Company’s D&O Insurance in effect as of the date of this Agreement; provided that if the D&O Insurance to be maintained during the six-year period expires, is terminated or cancelled, or if the annual premium therefor is increased to an amount in excess of 300% of the last annual premium paid by the Company for its D&O Insurance in effect as of the date of this Agreement as disclosed in Section 7.12(c) of the Company Disclosure Letter (this amount, the “Current Premium”), the Surviving Company will use its reasonable best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 300% of the Current Premium; and provided, further, that in lieu of this coverage, Parent may substitute a prepaid “tail” policy for this coverage, which it may cause the Company to obtain prior to the Closing.

(d)       If Parent or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving company or entity of the consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each case, proper provisions will be made so that the successors and assigns of Parent assume all of the obligations set forth in this Section 7.12.

(e)       The provisions of this Section 7.12 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

7.13       Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties and their Boards of Directors will grant those approvals and take those actions as are necessary so that these transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise will use reasonable best efforts to act to eliminate or minimize the effects of any Takeover Statute on these transactions.

7.14       Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement gives Parent or the Company any rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

7.15       Section 16(b). The Boards of Directors of the Company and Parent will, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of Company Shares and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to Company Shares and (ii) the acquisition of Parent Common Stock and derivative securities with respect to Parent Common Stock, in each case, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

ARTICLE VIII

CONDITIONS

8.1          Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver by the Company and Parent at or prior to the Closing of each of the following conditions:

(a)       Stockholder Approval. This Agreement will have been duly approved by holders of Company Shares constituting the Company Requisite Vote, and the Share Issuance will have been duly approved by the holders of shares of Parent Common Stock constituting the Parent Requisite Vote.

(b)       NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Merger will have been authorized for listing on the NYSE, upon official notice of issuance.

(c)       Orders and Laws. No applicable Law prohibiting consummation of the Merger shall be in effect, except where the violation of Law resulting from the consummation of the Merger would not reasonably be expected to have an impact (other than an insignificant impact) on the Post-Sale Company or Parent; and no court of competent jurisdiction in the United States will have issued any restriction, order or injunction (whether temporary, preliminary or permanent) that is in effect and enjoins consummation of the Merger (collectively, “Orders”).

(d)       Merger Regulatory Closing Consents. All Merger Regulatory Closing Consents (including expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act) will have been obtained and will have become Final Orders and such Final Orders will not impose terms or conditions that would be reasonably expected to result in a Regulatory Material Adverse Effect.

(e)       Registration Statement. The Registration Statement will have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect.

(f)       Asset Sale Closing. The closing of the Asset Sale Transactions shall have occurred.

8.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of the Company and the Asset Purchaser set forth in this Agreement will be true and correct when made and as of the Closing Date (except to the extent that any representation and warranty expressly speaks as of a specific date, in which case the representation and warranty must only be true and correct as of the specific date), except where the failure of the representations and warranties to be so true and correct (read for purposes of this Section 8.2(a) without giving effect to any materiality, Company Material Adverse Effect or Asset Purchaser Material Adverse Effect qualification in any such representation or warranty) has not had and would not reasonably be likely to have a Company Material Adverse Effect or an Asset Purchaser Material Adverse Effect.

(b)       Performance of Obligations of the Company and Asset Purchaser. The Company and the Asset Purchaser will have performed in all material respects all obligations required to be performed by them under this Agreement.

(c)       Officers’ Certificates. Parent will have received at the Closing (i) a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions regarding the Company set forth in Sections 8.2(a) and 8.2(b) have been satisfied, and (ii) a certificate signed on behalf of the Asset Purchaser by an executive officer of the Asset Purchaser to the effect that the conditions regarding the Asset Purchaser set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d)       Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect will have occurred and be continuing.

8.3          Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct when made and as of the Closing Date (except to the extent that any representation and warranty expressly speaks as of a specific date, in which case the representation and warranty must only be true and correct as of the specific date), except where the failure of the representations and warranties to be so true and correct (read for purposes of this Section 8.3(a) without giving effect to any materiality or Parent Material Adverse Effect qualification in any such representation or warranty) has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)       Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)       Officers’ Certificates. The Company will have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d)       Parent Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect will have occurred and be continuing.

8.4          Invoking Certain Provisions. Any party seeking to claim that a condition to its obligation to effect the Merger has not been satisfied by reason of the fact that a Company Material Adverse Effect, a Parent Material Adverse Effect or Regulatory Material Adverse Effect has occurred or would be reasonably expected to occur or result will have the burden of proof to establish that occurrence or expectation.

ARTICLE IX

TERMINATION

9.1          Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approvals by stockholders of the Company and Parent referred to in Section 8.1(a), by mutual written consent of the Company, Parent and the Asset Purchaser, by action of their respective Boards of Directors.

9.2          Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger has not been consummated by the first anniversary of the date of this Agreement (the “Termination Date”); provided that if Parent or the Company determines that additional time is necessary to obtain any of the Material Company Regulatory Consents , the Material Parent Regulatory Consents, the Required Regulatory Approvals (as defined in the Asset Sale Agreement) or the Required Regulatory

Approvals (as defined in the Partnership Interest Purchase Agreement), or if all of the conditions to Parent’s obligations to consummate the Merger shall have been satisfied or shall be then capable of being satisfied (other than the condition set forth in Section 8.1(f)), the Termination Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond 18 months after the date of this Agreement, any of which dates shall thereafter be deemed to be the Termination Date; (b) the approval of this Agreement by the Company’s stockholders required by Section 8.1(a) will not have been obtained at a duly convened Company Stockholders Meeting at which a vote upon this Agreement was taken; (c) the approval of Parent’s stockholders necessary to approve the issuance of Parent Common Stock required to be issued pursuant to the Merger as required by Section 8.1(a) will not have been obtained at a duly convened Parent Stockholders Meeting at which a vote on such issuance was taken; (d) any Order of a court in the United States permanently enjoining consummation of the Merger will have become final and non-appealable; or (e) the Asset Sale Agreement or the Partnership Interests Purchase Agreement is terminated in accordance with its terms; provided that the right to terminate this Agreement pursuant to this Section 9.2 will not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that will have proximately contributed to the failure of the Merger to be consummated.

9.3          Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company if:

(a)       prior to the receipt of the approval of Parent’s stockholders satisfying the condition set forth in Section 8.1(a), the Board of Directors of Parent (i) publicly withholds or withdraws, or publicly proposes to withhold or withdraw, the Parent Recommendation, (ii) fails to reaffirm the Parent Recommendation within fifteen business days of receipt of the Company’s written request at any time when an Acquisition Proposal shall have been made and not rejected by the Board of Directors of Parent, provided that such fifteen-business-day period shall be extended for fifteen business days following any material modification to such Acquisition Proposal occurring after the receipt of the Company’s written request and provided, further, that such fifteen-business-day period shall recommence each time an Acquisition Proposal has been made following the receipt of the Company’s written request by a Person that had not made an Acquisition Proposal prior to the receipt of the Company’s written request, or (iii) approves or recommends, or publicly proposes to approve or recommend, or authorizes Parent to enter into a binding agreement reflecting, any Acquisition Proposal (any of the foregoing, a “Parent Adverse Recommendation Event”);

(b)       prior to the receipt of the approval of the Company’s stockholders satisfying the condition set forth in Section 8.1(a), the Board of Directors of the Company approves a Superior Proposal in accordance with Section 7.2(b)(ii) and authorizes the Company to enter into a binding written agreement with respect to that Superior Proposal and, in connection with the termination of this Agreement and entering into the agreement reflecting the Superior Proposal, pays to Parent and the Asset Purchaser in immediately available funds the Company Termination Fee required to be paid by Section 9.5(b); or

(c)       there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any representation or warranty of Parent will have become untrue after the date of this Agreement, so that Section 8.3(a) or 8.3(b) would not be satisfied and this breach or failure to be true is not curable or, if curable, is not curable by the Termination Date (as the same may be extended).

9.4          Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if:

(a)       prior to the receipt of the approval of the Company’s stockholders satisfying the condition set forth in Section 8.1(a), the Board of Directors of the Company (i) publicly withholds or withdraws, or publicly proposes to withhold or withdraw, the Company Recommendation, (ii) fails to reaffirm the Company Recommendation within fifteen business days of receipt of Parent’s written request at any time when an Acquisition Proposal shall have been made and not rejected by the Board of Directors of the Company, provided that such fifteen-business-day period shall be extended for fifteen business days following any material modification to such Acquisition Proposal occurring after the receipt of Parent’s written request and provided, further, that such fifteen-business-day period shall recommence each time an Acquisition Proposal has been made following the receipt of Parent’s written request by a Person that had not made an Acquisition Proposal prior to the receipt of Parent’s written request, or (iii) approves or recommends, or publicly proposes to approve or recommend, or authorizes the Company to enter into a binding agreement reflecting, any Acquisition Proposal (any of the foregoing, a “Company Adverse Recommendation Event”);

(b)       prior to the receipt of the approval of Parent’s stockholders satisfying the condition set forth in Section 8.1(a), the Board of Directors of Parent approves a Superior Proposal in accordance with Section 7.2(b)(ii) and authorizes Parent to enter into a binding written agreement with respect to that Superior Proposal and, in connection with the termination of this Agreement and entering into the agreement reflecting the Superior Proposal, pays to the Company in immediately available funds the Parent Termination Fee required to be paid by Section 9.5(c); or

(c)       there has been a material breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company will have become untrue after the date of this Agreement, so that Section 8.2(a) or 8.2(b) would not be satisfied and this breach or failure to be true is not curable or, if curable, is not curable by the Termination Date (as the same may be extended).

9.5          Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than as set forth in this Section 9.5 and Section 10.1) will become void and of no effect with no liability on the part of any of Parent, Merger Sub, the Company and the Asset Purchaser (or of any of their respective Representatives); provided that such termination will not relieve any of such Persons from any liability for damages to any other party (and/or the stockholders of the Company pursuant to Section 10.8) resulting from any prior breach of this Agreement, the Asset Sale Agreement or the Partnership Interests Purchase Agreement which is (i) material and (ii) willful or knowing, or from any obligation to pay, if applicable, the fees in accordance with Section 9.5(b) or Section 9.5(c). Notwithstanding anything to the contrary in this Agreement or provided for under any applicable Law, no party hereto will, in any event, be liable to any other party, in contract, in tort or otherwise, for any consequential, incidental, indirect, special, or punitive damages of such other party or Persons represented by such other party, whether or not the possibility of such damages has been disclosed to such other party or Persons represented by such other party in advance or could have been reasonably foreseen by such other party or Persons represented by such other party. The preceding sentence shall not limit the right of any party to seek “benefit of the bargain” damages for a breach of this Agreement or specific performance or other equitable remedy as provided in Section 10.11, provided that the right of any party or Persons represented by such party to seek any of such remedies is not an admission by the other party that, under the circumstances, any such remedies are proper remedies, and provided, further, that the party against whom any such remedy is sought may not claim that the awarding of “benefit of the bargain” damage is prohibited by virtue of the restriction against liability for consequential, incidental, indirect, special or punitive damage contained in this Section 9.5(a).

(b)       If this Agreement is terminated by the Company pursuant to Section 9.3(b) or by Parent pursuant to Section 9.4(a), then the Company will, immediately upon termination, pay into a joint bank account in the names of Parent and the Asset Purchaser the Company Termination Fee, by wire transfer of same day funds. If (i) this Agreement is terminated pursuant to Section 9.2(a), 9.2(b) or 9.4(c), (ii) following the date hereof and prior to such termination, there shall have been made to the Company or its stockholders, or publicly announced, a bona fide Company Covered Proposal, and (iii) prior to the date that is nine months following the date of such termination, any Person shall have acquired a majority of the Company’s outstanding stock, or a Company Covered Proposal is consummated or a binding agreement for a Company Covered Proposal is entered into by the Company or any of its Subsidiaries, then the Company will, immediately upon such acquisition of the Company’s stock or upon consummation of a Company Covered Proposal, pay into a joint account in the names of Parent and the Asset Purchaser the Company Termination Fee, by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Asset Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 9.5(b), and, in order to obtain this payment, Parent, Merger Sub or the Asset Purchaser commences a suit which results in a judgment against the Company for the fee set forth in this Section 9.5(b), the Company will pay to Parent, Merger Sub and the Asset Purchaser their respective costs and expenses (including attorneys’ fees) in connection with this suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date the payment should have been made. Any amounts due under this Section 9.5(b) shall be in addition to any other damages to which Parent, Merger Sub or the Asset Purchaser may be entitled.

(c)       If this Agreement is terminated by Parent pursuant to Section 9.4(b) or by the Company pursuant to Section 9.3(a), then Parent will, immediately upon termination, pay to the Company the Parent Termination Fee, by wire transfer of same day funds. If (i) this Agreement is terminated pursuant to Section 9.2(a), 9.2(c) or 9.3(c), (ii) following the date hereof and prior to such termination, there shall have been made to Parent or its stockholders, or publicly announced, a bona fide Parent Covered Proposal, and (iii) prior to the date that is nine months following the date of such termination, any Person shall have acquired a majority of Parent’s outstanding stock, or a Parent Covered Proposal is consummated or a binding agreement for a Parent Covered Proposal is entered into by Parent or any of its Subsidiaries, then Parent will, immediately upon such acquisition of Parent’s stock or upon consummation of a Parent Covered Proposal, pay the Company the Parent Termination Fee, by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay promptly the amount due pursuant to this Section 9.5(c), and, in order to obtain this payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 9.5(c), Parent will pay to the Company its costs and expenses (including attorneys’ fees) in connection with this suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date the payment should have been made. Any amounts due under this Section 9.5(c) shall be in addition to any other damages to which the Company may be entitled.

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1       Survival. None of the covenants or agreements of Parent, the Company, Merger Sub or the Asset Purchaser contained in this Agreement will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time. This Article X (other than Section 10.2 (Modification or Amendment), Section 10.3 (Waiver of Conditions) and Section 10.12 (Assignment)) and the agreements of the parties contained in Section 7.11 (Expenses) and Section 9.5 (Effect of Termination and Abandonment) will survive the termination of this Agreement. Except as specified in the prior two sentences, all representations, warranties, covenants and agreements in this Agreement will not survive the Effective Time or the termination of this Agreement.

10.2       Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be modified or amended, by written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company and, to the extent that such modification or amendment modifies or amends the rights or obligations of the Asset Purchaser in a manner adverse to the Asset Purchaser, the Asset Purchaser.

10.3       Waiver of Conditions. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party (Parent, the Company, Merger Sub or the Asset Purchaser) against whom the waiver is to be effective.

(b)       No failure or delay by Parent, the Company, Merger Sub or the Asset Purchaser in exercising any right, power or privilege hereunder will operate as a waiver of any such provision nor in any way affect the validity of this Agreement or any part hereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law. No waiver of any breach of or noncompliance with this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

10.4       Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement, it being understood that all of the parties need not sign the same counterpart.

10.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

(a)       THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF RULES THEREOF. The parties hereby irrevocably submit exclusively to the jurisdiction of the State of Delaware and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of Parent, the Company, Merger Sub and Asset Purchaser irrevocably agrees that all claims with respect to such action or proceeding will be heard and determined in Delaware state court. Each of Parent, the Company, Merger Sub and Asset Purchaser hereby consents to and grants any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

(b)       EACH OF PARENT, THE COMPANY, MERGER SUB AND ASSET PURCHASER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF PARENT, THE COMPANY, MERGER SUB AND ASSET PURCHASER CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6       Notices. Notices, requests, instructions or other documents to be given under this Agreement must be in writing and will be deemed given (a) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

Great Plains Energy Incorporated

1201 Walnut Street

Kansas City, Missouri 64106

Attention:	Mark G. English
General Counsel and Assistant Secretary
Fax:	(816) 556-2418

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention:	Nancy A. Lieberman
Morris J. Kramer
Fax:	(212) 735-2000

if to Asset Purchaser

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Attention:	Steven J. Helmers
General Counsel
Fax:	(605) 721-2550

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

300 South Grand Avenue, Suite 2200

Los Angeles, California 90071

Attention:	Richard A. Shortz
Ingrid A. Myers
Fax:	(213) 612-2501

if to the Company

Aquila, Inc.

20 West Ninth Street

Kansas City, Missouri 64105

Attention:	Christopher M. Reitz
General Counsel and Corporate Secretary
Fax:	(816) 467-9611

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention:	Arthur Fleischer, Jr.
Stuart Katz
Philip Richter
Fax:	(212) 859-4000

or to those other persons or addresses as may be designated in writing by the party to receive the notice as provided above.

10.7       Entire Agreement. This Agreement, the Asset Sale Agreement, the Partnership Interests Purchase Agreement, the Transition Services Agreement, the Parent Confidentiality Agreement, the Asset Purchaser Confidentiality Agreement, the Letter of Intent, the Company Disclosure Letter, the Parent Disclosure Letter and the Asset Purchaser Disclosure Letter, and any other ancillary documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among Parent, Merger Sub, the Company and the Asset Purchaser, with respect to the subject matter of this Agreement. For greater clarification, the Asset Sale Agreement and the Partnership Interests Purchase Agreement contain the terms and conditions upon which the Company and Parent have agreed to sell, and the Asset Purchaser has agreed to acquire, the utility properties and partnership interests described in the Asset Sale Agreement and the Partnership Interests Purchase Agreement and the schedules and exhibits thereto.

10.8       No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than Parent, the Company, Merger Sub and Asset Purchaser any rights or remedies hereunder, except for the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement which is (i) material and (ii) willful or knowing, which right is hereby acknowledged and agreed by Parent and Merger Sub and except as provided in Section 7.12.

10.9       Obligations of Parent, the Company and the Asset Purchaser. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause that Subsidiary to take this action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement will be deemed to include an undertaking on the part of the Company to cause that Subsidiary to take this action and, after the Effective Time, on the part of the Surviving Company to cause that Subsidiary to take this action. Whenever this Agreement requires a Subsidiary of Asset Purchaser to take any action, such requirement will be deemed to include an undertaking on the part of Asset Purchaser to cause such Subsidiary to take this action.

10.10     Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and will not affect the validity or enforceability or the other provisions hereof in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not, subject to clause (a), be affected by the invalidity or unenforceability, except as a result of any substitution, nor will the invalidity or unenforceability affect the validity or enforceability of the provision, or its application, in any other jurisdiction.

10.11     Specific Performance. Each of Parent, Merger Sub, the Company and Asset Purchaser acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each of Parent, Merger Sub, the Company and Asset Purchaser accordingly agrees that, in addition to other remedies, the parties will be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief or other equitable remedy against any breach or threatened breach hereof.

10.12     Assignment. This Agreement is not assignable by operation of law or otherwise without the prior consent of all the other parties. Any assignment in contravention of the preceding sentence will be null and void. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

AQUILA, INC.

By:/s/ Richard C. Green

Name:	Richard C. Green
Title:	President, Chief Executive
Officer and Chairman of the
Board of Directors

GREAT PLAINS ENERGY INCORPORATED

By:/s/ Michael J. Chesser

Name:	Michael J. Chesser
Title:	Chairman of the Board and
Chief Executive Officer

GREGORY ACQUISITION CORP.

By:/s/ Terry Bassham

Name:	Terry Bassham
Title:	President

BLACK HILLS CORPORATION

By:/s/ David R. Emery

Name:	David R. Emery
Title:	President, Chief Executive
Officer and Chairman of the
Board of Directors

EXHIBIT A

Exhibit A

FORM OF AFFILIATE AGREEMENT

___________, 200[ ]

Great Plains Energy Incorporated

1201 Walnut Street

Kansas City, Missouri 64106

Ladies and Gentlemen:

I have been advised that as of the date hereof, I may be deemed to be an “affiliate” of Aquila, Inc., a Delaware corporation (the “Company”), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the terms of the Agreement and Plan of Merger, dated as of February 6, 2007 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), among the Company, Great Plains Energy Incorporated, a Missouri corporation (“Parent”), Gregory Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Black Hills Corporation, a South Dakota corporation, Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

I have been advised that the issuance of the Parent Common Stock pursuant to the Merger will be registered with the Commission under the Securities Act on a Registration Statement. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Merger Agreement is submitted to a vote of the stockholders of the Company, my ability to sell, assign or transfer any Parent Common Stock that I receive in exchange for any Company Shares pursuant to the Merger may be restricted unless such sale, assignment or transfer is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited and I have obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Securities Act.

I hereby represent and warrant to and covenant with Parent that I will not sell, assign or transfer any shares of Parent Common Stock except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume

A-1

EXHIBIT A

and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Securities Act, if I am an affiliate of Parent and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a “no-action” or interpretive letter from the Staff of the Commission reasonably satisfactory to Parent, is not required to be registered under the Securities Act. In the event of a sale of shares of Parent Common Stock pursuant to Rule 145, I will supply Parent with evidence of compliance with such Rule, in the form of customary seller’s and broker’s Rule 145 representation letters or as Parent may otherwise reasonably request.

I understand that, except as set forth in the Merger Agreement, Parent is under no obligation to register the sale, assignment, transfer or other disposition of the shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts to be performed wholly in the State of New York.

If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

Very truly yours,

______________________________

Name:

Accepted this ____ day

of ______________, 200[ ].

GREAT PLAINS ENERGY INCORPORATED

By:	____________________________________
Name:
Title:

A-2